                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 26, 1999, by and among GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation ("Buyer"), and IMPAX PHARMACEUTICALS, INC., a California corporation ("Seller").

                  WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

                  WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "GCL") and the California Corporations Code ("California Code") through a merger of Seller into Buyer, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger"); and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01 Effective Time. Subject to the provisions of this Agreement, Seller and Buyer shall duly execute originals of (i) the Agreement of Merger in the form attached hereto as Exhibit A, (the "Agreement of Merger"); and (ii) such Certificates of merger or related documents, in such form as is required by the applicable provisions of the GCL and the California Code ("Certificates of Merger"). The Merger shall be consummated when a duly executed and certified copy of the Agreement of Merger, if required, along with the Certificates of Merger, have been filed with the Department of State of the State of Delaware and the Secretary of State of the State of California in accordance with the GCL and the California Code. When used in this Agreement, the "Effective Time" shall mean such time as is the latest of such filings to occur.

                  SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VII hereof (other than the conditions with respect to the documents to be delivered at the Closing), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103, unless another date, place or time is agreed to in writing by the parties.

                  SECTION 1.03 Effects of the Merger. At the Effective Time (i) the separate corporate existence of Seller shall cease and Seller shall be merged with and into Buyer (Seller is sometimes referred to below as the "Constituent Corporation" and Buyer following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Buyer in effect immediately prior to the Effective Time shall be amended and restated in full, substantially as set forth in Exhibit B to this Agreement, and shall be the Certificate of Incorporation of the Surviving Corporation, unless and until further amended as provided by law and such Certificate of Incorporation; (iii) the Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and (iv) the corporate headquarters for the Surviving Corporation shall be moved to 30831 Huntwood Avenue, Hayward, California 94544. The Merger shall have the effects set forth in the GCL and the California Code.

                  SECTION 1.04 Directors. The respective directors of the Seller and Buyer shall resign immediately prior to the Effective Time and the initial directors of the Surviving Corporation shall be elected in accordance with
Section 6.09 hereof and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, from the Effective Time until their respective successors are duly elected or appointed and qualified.

                  SECTION 1.05 Officers. The respective officers of the Seller and Buyer shall resign immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be appointed by the initial directors of the Surviving Corporation (elected in accordance with Sections 1.04 and 6.09 hereof) and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, from the Effective Time until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  SECTION 2.01 Conversion of Seller Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the common stock of Seller ("Seller Common Stock"), or of any shares of Series A Preferred Stock of Seller ("Seller Series A"), Series B Preferred Stock of Seller ("Seller Series B"), Series C Preferred Stock ("Seller Series C") and Series D Preferred Stock of Seller ("Seller Series D") (collectively referred to as "Seller Preferred Stock," and, together with the Seller Common Stock, the"Seller Stock"):

                  (a) Exchange Multiplier for Seller Common Stock, Seller Series A and Seller Series B. Subject to Section 2.04, each issued and outstanding share of Seller Common Stock, Seller Series A and Seller Series B (other than any shares of Seller Common Stock, Seller Series A and Seller Series B which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California Code) shall be converted into the right to receive 3.3358 (the "Seller Common Exchange Multiplier") fully paid and non-assessable shares of Buyer's Common Stock, $.01 par value per share ("Buyer Common Stock").

                           All such shares of Seller Common Stock, Seller Series A and Seller Series B when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

                  (b)      Exchange Multiplier for Seller Series C. Subject to
                           Section 2.04, each issued and outstanding share of Seller Series C (other than any shares of Seller Series C which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California Code) shall be converted into the right to receive 5.8490 (the "Seller C Exchange Multiplier") fully paid and non-assessable shares of Buyer Common Stock.

                           All such shares of Seller Series C when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
                           Section 2.04, without interest.

                  (c)      Exchange Multiplier for Seller Series D. Subject to
                           Section 2.04, each issued and outstanding share of Seller Series D (other than any shares of Seller Series D which are held by shareholders who are dissenting shareholders pursuant to Sections 1300 through 1312 of the California Code) shall be converted into the right to receive 0.05 (the "Seller Preferred Exchange Multiplier") fully paid and non-assessable shares of Buyer's Series 1 Convertible Preferred Stock, $.01 par value per share ("Buyer Series 1 Preferred Stock"), having the designations, rights and preferences set forth in the Amended and Restated

                           Certificate of Incorporation referred to in Section 1.03(ii) hereof and set forth as Exhibit B hereto.

                           All such shares of Seller Series D when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Series 1 Preferred Stock and any cash in lieu of fractional shares of Buyer Series 1 Preferred Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

                  (d) Adjustments to Conversion. The Seller Common Exchange Multiplier, Seller C Exchange Multiplier and Seller Preferred Exchange Multiplier (collectively, the "Seller Exchange Multipliers") shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, Buyer Preferred Stock (as hereinafter defined) or Seller Common Stock or Seller Preferred Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock, Seller Common Stock, Seller Preferred Stock or Buyer Preferred Stock occurring after the date hereof and prior to the Effective Time.

                  Buyer Common Stock and Buyer Series 1 Preferred Stock shall collectively be referred to herein as "Buyer Stock."

                  SECTION 2.02 Conversion of Buyer Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Series C Convertible Preferred Stock, $.01 par value per share, of Buyer (the "Buyer Series C Preferred") or the Series D Convertible Preferred Stock, $.01 par value per share, of Buyer (the "Buyer Series D Preferred" and, together with the Buyer Series C Preferred, the "Buyer Preferred Stock"):

                  (a) Cancellation of Treasury Stock. All shares of Buyer Stock that are owned directly or indirectly by Buyer as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

                  (b) Exchange Multiplier for Buyer Series C Preferred. Subject to Section 2.04, each issued and outstanding share of Buyer Series C Preferred (other than shares to be cancelled in accordance with Section 2.02(a) and any shares of Buyer Series C Preferred which are held by shareholders who are dissenting shareholders pursuant to Section 262 of the Delaware GCL) shall be converted into the right to receive fifty (50) (the "Buyer Series C Exchange

                           Multiplier") fully paid and non-assessable shares of Buyer Common Stock (subject to anti-dilution protection as set forth in the Certificate of Designations, Rights and Preferences of the Buyer Series C Preferred).

                           All such shares of Buyer Series C Preferred when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
                           Section 2.04, without interest.

                  (c) Exchange Multiplier for Buyer Series D Preferred. Subject to Section 2.04, each issued and outstanding share of Buyer Series D Preferred (other than shares to be cancelled in accordance with Section 2.02(a) and any shares of Buyer Preferred Stock which are held by shareholders who are dissenting shareholders pursuant to Section 262 of the Delaware GCL) shall be converted into the right to receive one (the "Buyer Series D Exchange Multiplier") fully paid and non-assessable shares of Buyer Series 1 Preferred Stock.

                           All such shares of Buyer Series D Preferred when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Series 1 Preferred Stock and any cash in lieu of fractional shares of Buyer Series 1 Preferred Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.04, without interest.

                  (d) Adjustments to Conversion. The Buyer Series C Exchange Multiplier and Buyer Series D Exchange Multiplier shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, Buyer Preferred Stock, Seller Common Stock or Seller Preferred Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock, Seller Common Stock, Seller Preferred Stock or Buyer Preferred Stock occurring after the date hereof and prior to the Effective Time.

All shares of Buyer Common Stock that are outstanding as of the Effective Time shall remain outstanding.

                  SECTION 2.03 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to the holders of Buyer Stock, Buyer Preferred Stock or Seller Stock pursuant to applicable law, any shares of Buyer Stock, Buyer Preferred Stock or Seller Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Buyer Stock, Buyer Preferred Stock or Seller Stock, as the case may be (the "Dissenting Shares"), shall not be converted into the right to receive shares of Buyer Stock pursuant to Sections 2.01 and 2.02 of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to applicable law; provided, however, that the Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of Buyer Stock, Buyer Preferred Stock or Seller Stock, as the case may be, into shares of Buyer Stock pursuant to Sections 2.01 and 2.02 of this Agreement.

                  SECTION 2.04 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock, Seller Preferred Stock and Buyer Preferred Stock for Buyer Common Stock and Buyer Series 1 Preferred Stock pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Stock and Buyer Preferred Stock for exchange in accordance with this Section 2.04, through the Exchange Agent, (i) certificates representing the shares of Buyer Stock (such shares of Buyer Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Sections 2.01 and 2.02, less shares of Buyer Stock deposited in the Escrow, as set forth below, in exchange for outstanding shares of Seller Stock and Buyer Preferred Stock and (ii) cash, as required, in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to
                           Section 2.04(e).

                  (b) Subject to the provisions of Section 2.03, as of the Effective Time, all holders of Seller Stock (the "Seller Stockholders," who are listed on Exhibit C attached hereto, which shall be updated at the Closing) shall be required to deposit an aggregate of 1,690,274 shares of Buyer Common Stock and 17,000 shares of Buyer Series 1 Preferred Stock to be received by them in the Merger into an escrow account (the "Escrow"), which shares shall be held and distributed in accordance with the terms of an Escrow Agreement (the "Escrow Agreement") to be entered into by and among Buyer, the Seller Stockholders, the Seller Stockholder Agent (as defined herein) and the Exchange Agent or such other party as the parties may mutually agree upon, as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit D.

                  (c) As of the Effective Time, Buyer shall deposit or cause to be deposited with the Escrow Agent certificates (issued in the name of the Escrow Agent or its nominee) representing the Buyer Common Stock deposited in the Escrow and Buyer Series 1 Preferred Stock deposited in the Escrow (together, the "Escrow Shares"), for the purpose of securing the indemnification obligations of the Seller Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be disbursed in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Seller Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Seller Stockholder Agent (as defined herein). Any shares of Buyer Stock or other equity securities issued or distributed by Buyer (including shares issued upon a stock split) ("New Shares") in respect of Buyer Stock in the Escrow which have not been released from the Escrow shall be added to the Escrow and become a part thereof. New Shares issued in respect of Buyer Stock which have been released from the Escrow shall not be added to the Escrow, but shall be distributed to the holders thereof. When and if cash dividends on Buyer Stock in the Escrow shall be declared and paid, they shall not be added to the Escrow, but shall be paid to those on whose behalf such Buyer Stock is held who, at the Effective Time, held Seller Stock. Each Seller Stockholder shall have voting rights with respect to the shares of Buyer Stock contributed to the Escrow on behalf of such Seller Stockholder (and on any voting securities added to the Escrow in respect of such shares of Buyer Stock) so long as such shares of Buyer Stock or other voting securities are held in the Escrow. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Seller Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Seller Stockholders. Buyer shall show the Buyer Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

                  (d) Exchange Procedures. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Stock and Buyer Preferred Stock (the "Certificates") whose shares of Seller Stock and Buyer Preferred Stock were converted pursuant to Sections 2.01 and 2.02 into the right to receive shares of Buyer Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Buyer and Seller may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Stock (plus cash in lieu of fractional shares, if any, of Buyer Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be mutually appointed by Buyer and Seller, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Seller Stock or Buyer Preferred Stock then held by such holder under all such Certificates so surrendered, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Stock or Buyer Preferred Stock which is not registered in the transfer records of Seller, or Buyer, as the case may be, a certificate representing the proper number of shares of Buyer Stock may be issued to a transferee if the Certificate representing such Seller Stock or Buyer Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
                           Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Stock and cash in lieu of any fractional shares of Buyer Stock as contemplated by this Section 2.04.

                  (e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Stock to which such holder is entitled until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Stock to which such holder is entitled pursuant to subsection (g) below and the amount of dividends or other distributions with a record date after the Effective Time which would otherwise have been previously paid with respect to such whole shares of Buyer Stock and
                           (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Stock.

                  (f) No Further Ownership Rights in Seller Stock. All shares of Buyer Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (g) of this Section 2.04) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Stock or Buyer Preferred Stock, as the case may be, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Stock or Buyer Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.04.

                  (g) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Stock or Buyer Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Stock multiplied by the Average Stock Price.

                           "Average Stock Price" means the average of the daily closing prices of Buyer Common Stock on the Nasdaq SmallCap Market for the twenty consecutive trading days ending on the second trading day immediately prior to the Closing Date. With regard to the Buyer Preferred Stock, the "Average Stock Price" shall be determined by multiplying the number of shares of Buyer Common Stock issuable upon conversion of each share of Buyer Preferred Stock by the Average Stock Price for the Buyer Common Stock.

                  (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller or Buyer, as the case may be, for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller or Buyer, as the case may be, who have not previously complied with this Section 2.04 shall thereafter look only to Buyer for payment of their claim for such Buyer Stock, any cash in lieu of fractional shares of Buyer Stock and any dividends or distributions with respect to Buyer Stock.

                  (i) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Stock, Buyer Preferred Stock or Buyer Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (j) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Stock or Buyer Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Stock or Buyer Preferred Stock in respect of which such deduction and withholding was made by Surviving Corporation or Buyer, as the case may be.

                  (k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate (unless such requirement to post a bond shall be waived by the Surviving Corporation), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Stock deliverable in respect thereof pursuant to this Agreement.

                  SECTION 2.05 Conversion of Options. At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock ("Seller Stock Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into an option to purchase the number of whole shares of Buyer Common Stock (rounded down, if applicable) equal to the number of whole shares of Seller Common Stock subject to such option multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier, and shall otherwise be subject to the terms of the Seller Employee Plans (as defined in Section 3.11) pursuant to which such options were issued and the agreements evidencing grants thereunder or, at the option of the Surviving Corporation, may as otherwise be contained in any Buyer Option Plan. Subject to the foregoing, the adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Subject to the adjustments noted herein, the duration and other terms of the option shall be the same as the original option except that all references to (i) Seller Common Stock shall be deemed to be references to Buyer Common Stock and (ii) the Company shall be deemed to be references to Buyer. Further, any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, phantom stock, bonus, award, right, grant or any other arrangement with any director or employee of Seller shall be based on the terms of the respective Seller Employee Plan and the agreements evidencing grants thereunder or, at the option of the Surviving Corporation, may as otherwise be contained in any Buyer Option Plan. This
Section 2.05 is intended to be for the benefit of holders of options to purchase the Common Stock of Seller.

                  SECTION 2.06 Conversion of Warrants. At the Effective Time, each warrant granted by Seller to purchase shares of Seller Common Stock ("Seller Warrant)" which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Seller Common Stock and shall be converted automatically into a warrant to purchase the number of whole shares of Buyer Common Stock (rounded down as applicable) equal to the number of whole shares of Seller Common Stock subject to such warrant multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Warrant immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier, and shall otherwise be subject to the terms of the agreements evidencing grants of such Seller Warrants and shall thereupon be assumed by Buyer. Subject to the adjustments noted herein, the duration and other terms of the warrant shall be the same as the original warrant except that all references to (i) Seller Common Stock shall be deemed to be references to Buyer Common Stock and (ii) the Company or Seller shall be deemed to be references to the Surviving Corporation.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedules delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedules"). The Seller Disclosure Schedules shall be arranged in individual schedules corresponding to the numbered paragraphs set forth below and the disclosure in any schedules shall qualify other schedules in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other schedules. Without limiting the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).

                  SECTION 3.01 Organization of Seller. Seller, which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Seller taken as a whole (a "Seller Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events, shall not be taken into account in determining whether there has been or would be a "Seller Material Adverse Effect" on or with respect to Seller taken as a whole: (A) changes, events or occurrences in the United States securities markets which are not specific to Seller, (B) changes, events or occurrences in the world economy which are not specific to the Seller,
(C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in generally accepted accounting principles ("GAAP") and (E) changes, events or occurrences relating to the pharmaceutical industry in general, and not specifically to Seller. Except as set forth on Schedule 3.01, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. Except as set forth on Schedule 3.01, the Seller does not own or control (directly or indirectly), or own or hold any right to acquire, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity, corporation, partnership, trust or any other business association.

                  SECTION 3.02 Seller Capital Structure; Irrevocable Proxy and Voting Agreement. (a) The authorized capital stock of Seller consists of (i) 15,000,000 shares of Seller Common Stock, and (ii) 15,000,000 shares of Seller Preferred Stock. The Seller Preferred Stock has been designated into the following series: 1,600,000 shares of Seller Series A, 500,000 shares of Seller Series B, 600,000 shares of Seller Series C and 3,400,000 shares of Seller Series D. As of June 30, 1999, (i) 2,147,362 shares of Seller Common Stock, 1,580,000 shares of Seller Series A, 428,600 shares of Seller Series B, 519,631 shares of Seller Series C, and 3,400,000 shares of Seller Series D were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Seller Common Stock or Seller Preferred Stock were held in the treasury of Seller. Schedule 3.02 shows (i) the ownership of the Seller Stock and (ii) the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of the date hereof, and the plans under which such options were granted, if applicable (collectively, the "Seller Stock Plans"). All shares of Seller Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Seller having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Seller may vote. There are no obligations, contingent or otherwise, of Seller to repurchase, redeem or otherwise acquire any shares of Seller Common Stock, Seller Preferred Stock, or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (b) Except as set forth on Schedule 3.02 or as reserved for future grants of options under Seller Stock Plans, there are no equity securities of any class of Seller, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller is a party or by which Seller is bound (including under letters of intent, whether binding or nonbinding) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Seller or obligating Seller to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement except under Seller Stock Plans. Schedule 3.02 sets forth a complete list of all outstanding warrants of the Seller and Seller has provided to Buyer true and correct copies of each of such warrants. To the knowledge of Seller, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Seller.

                  (c) No consent of the holders of any stock options granted pursuant to Seller Stock Plans ("Seller Stock Options") is required in connection with the conversion of the Seller Stock Options into options to acquire Buyer Common Stock in accordance with Section 2.05.

                  (d) On or prior to the date hereof, the Seller shall have delivered to the Buyer an irrevocable proxy and voting agreement (the "Irrevocable Proxy and Voting Agreement") substantially in the form of Exhibit E hereto executed by the following stockholders of Seller: Dr. Larry Hsu, Dr. Charles Hsiao, Chemical Company of Malaysia Berhad, President (BVI) International Investment Holdings Ltd., and China Development Industrial Bank Inc.

                  SECTION 3.03 Authority; No Conflict; Required Filings and Consents. (a) Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all agreements, documents, certificates or instruments being delivered pursuant to or in connection with the transactions contemplated by this Agreement (the "Transaction Documents") and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under Section 1101 of the California Code; the vote of Seller's stockholders required to approve this Agreement and the Merger is (i) a majority of the outstanding shares of Seller Common Stock, (ii) a majority of the outstanding shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and (iii) a majority of the outstanding shares of Seller Series D, each on the record date for the Seller Meeting (as defined in Section 3.21), at which a quorum is present. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                  (b) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or person or entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Schedule 3.03 hereto or for (i) the filing of the Certificate of Merger with the Department of State of the State of California, (ii) the filing of the Proxy Statement (as defined in Section 3.21 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially interfere with the operations of any material facility of Seller or otherwise be reasonably likely to have a Seller Material Adverse Effect.

                  SECTION 3.04 Financial Statements. Schedule 3.04 contains the following financial statements for the Seller: audited balance sheets and statements of operations, stockholders' equity and cash flows as of, and for the fiscal years ended, December 31, 1996, 1997 and 1998, and compiled balance sheet, statement of operations, stockholder's equity and cash flow statement as of, and for the three month period ended March 31, 1999. The materials included and to be included in Schedule 3.04 hereto are sometimes collectively referred to herein as the "Financial Statements." The compiled balance sheet of Seller as of March 31, 1999 is referred to herein as the "Seller Balance Sheet."

         Each of the Financial Statements is true, complete and correct in all material respects, consistent with the books and records of the Seller and in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presents the Seller's financial condition, assets, liabilities and retained earnings as of their respective dates and the statements of operations, stockholders' equity and cash flows for the periods related thereto, except that the interim compiled Financial Statements lack footnote disclosure, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount. The statements of operations included or to be included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified on Schedule 3.04 as attached hereto on the date hereof.

                  SECTION 3.05 No Undisclosed Liabilities. Except as set forth on the Seller Balance Sheet or on Schedule 3.05 and except for normal or recurring liabilities incurred since March 31, 1999, in the ordinary course of business consistent with past practices, Seller does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

                  SECTION 3.06 Absence of Certain Changes or Events. Since the date of the Seller Balance Sheet, Seller has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Seller, that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets that has had, or is reasonably likely to have, a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

                  SECTION 3.07 Taxes. (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Affiliated Group" shall mean any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including, but not limited to, any combined, consolidated or unitary group.

                  (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (iii) "IRS" shall mean the Internal Revenue Service.

                  (iv) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, gains taxes, and custom duties. Taxes shall include any liability for Taxes as a successor-in-interest or transferee of another entity, or by reason of liability for Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation.

                  (v) "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

                  (b) Except as set forth on Schedule 3.07:

                           (i) All Tax Returns required to be filed by or on
behalf of Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

                           (ii) All Taxes payable by or on behalf of Seller or
in respect of its income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in Seller's books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

                           (iii) Seller has not executed or filed with any
taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                           (iv) Seller has complied in all material respects
with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                           (v) Buyer has received complete copies of (A) all
U.S. federal, state and foreign income or franchise Tax Returns of Seller relating to the taxable periods beginning after December 31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to Seller, or its income, assets or operations.

                           (vi) No claim has been made by a taxing authority in
a jurisdiction where Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                           (vii) All deficiencies asserted or assessments made
as a result of examinations by any taxing authority of the Tax Returns of or covering or including Seller have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor has Seller or any of its shareholders received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                           (viii) Neither Seller, nor any other person on behalf
of Seller has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Seller, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Seller or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Seller, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing to any taxable period ending thereafter, (C) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Seller, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

                           (ix) No property owned by Seller is (A) property
required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

                           (x) Seller is not a party to any tax sharing or
similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                           (xi) There is no contract, agreement, plan or
arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Affiliates by reason of Section 280G of the Code.

                           (xii) Seller has substantial authority for the
treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.

                           (xiii) Seller is not subject to any private letter
ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

                           (xiv) There are no liens as a result of any unpaid
Taxes upon any of the assets of Seller.

                           (xv) All material Tax elections of Seller are set
forth on Schedule 3.07. Seller has no elections in effect for U.S. federal income tax purposes under Sections 108, 168, 338, 441, 463, 1017, 1033 or 4977 of the Code.

                           (xvi) Seller has never been a member of any
Affiliated Group for tax purposes. Seller has no liability for Taxes of any person under section 1.1502-6 of the Treasury regulations under the Code (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise. Seller does not own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or would be treated as a pass-through or transparent entity for any tax purpose.

                           (xvii) Seller has not been a "United States real
property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                           (xviii) Seller does not have a permanent
establishment in any foreign country, as defined in any applicable Tax treaty or convention.

                  SECTION 3.08 Ownership of Properties; Condition of Property.
(a) Schedule 3.08 contains a true and complete list of all real property leased by Seller pursuant to leases providing for the occupancy of facilities (collectively "Seller Material Lease(s)") and the location of the premises. With respect to each such Seller Material Lease and except as set forth on the
Schedule 3.08: (i) the lease is legal, valid, binding, enforceable against Seller subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Seller nor, to the knowledge of Seller, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect. Seller does not own any real property.

                  (b) All machinery, equipment and other tangible assets used by the Seller are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put, except where the failure to be in such condition or so usable and suitable would not have a Seller

Material Adverse Effect. None of such items requires any repairs or replacement except for maintenance in the ordinary course of business or such other repairs or replacements which are not material, individually or in the aggregate, in nature or cost. All such assets and property are located at the 30831 Huntwood Avenue premises in Hayward, California or as otherwise identified on Schedule
3.08 hereto.

                  (c) The Seller is not contemplating any capital expenditure in excess of $100,000 individually or in the aggregate which has not been disclosed to Buyer in writing.

                  SECTION 3.09 Agreements, Contracts and Commitments. The Seller has not entered into and is not bound by any material contract, agreement, relationship or commitment, written or oral, including without limitation any obligations for money borrowed or under leases, other than those identified on
Schedule 3.09 hereto (the "Seller Material Contracts"); true, correct and complete copies of all Seller Material Contracts previously have been furnished to Buyer. Except as set forth on Schedule 3.09, the Seller is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Seller or, to the best of Seller's knowledge, any other party under any Seller Material Contract or any other material obligation owed by the Seller and, to the best of Seller's knowledge, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Seller Material Contract or obligation. Except as set forth on Schedule 3.09, the continuation, validity and effectiveness of all Seller Material Contracts will in no way be affected by the transactions contemplated hereby; and there are no negotiations pending to revise the terms of any such Seller Material Contracts. Except as set forth on Schedule 3.09, the Seller is not party to or bound by any contract, agreement, relationship or commitment, whether or not deemed material, which in any way restricts or purports to restrict the ability of Seller to acquire any property or assets or conduct their respective business or provide services to any person or entity anywhere in the world.

                  SECTION 3.10 Litigation. Except as set forth on Schedule 3.10, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or to the knowledge of the Seller, threatened against or involving the Seller, or pending or, to the knowledge of the Seller, threatened against any of the respective officers, directors or key employees of the Seller with respect to business activities on behalf of the Seller with respect to or affecting the Seller, its accounts, business, properties, assets or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator, nor, to the knowledge of the Seller, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. The Seller is not directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency. The Seller has not received any written opinion or memorandum of legal advice from legal counsel to the effect that any of them are exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of the Seller. Except as set forth on Schedule 3.10, the Seller is not engaged in any legal action to recover monies due it or for damages sustained by it, and none of the assets of the Seller nor any of its business practices are in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory agency, body or officer.

                  SECTION 3.11 Employee Benefit Plans. (a) Schedule 3.11 sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, equity, incentive, deferred compensation, supplemental retirement, change in control, retiree health or welfare, fringe, dependent care, flexible spending or severance plans, programs or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor of Seller or any entity which is, or has been, a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Seller, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA, of which includes the Seller (together, the "Seller Employee Plans").

                  (b) With respect to each Seller Employee Plan, Seller has delivered to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Seller Employee Plan and any amendments or summary plan descriptions with respect thereto, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan, (iv) the most recent actuarial report or valuation relating to a Seller Employee Plan subject to Title IV of ERISA, and
(v) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending.

                  (c) Except as set forth on Schedule 3.11, neither the Seller, nor any of its ERISA Affiliates (i) has ever maintained or been obligated to contribute to a single employer, multiple employer or multi-employer pension plan (within the meaning of Section 3(2) of ERISA) which is or was covered by Title IV of ERISA or by Section 302 of ERISA or 412 of the Code, and (ii) has incurred or may incur any direct or indirect liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

                  (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case, in accordance with GAAP, on the financial statements of Seller.

                  (e) The Seller and its ERISA Affiliates have complied in all respects with the provisions of Section 4980B of the Code with respect to each Seller Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Seller does not maintain or contribute to, nor is it obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services.

                  (f) Except as set forth on Schedule 3.11 and except as provided for in this Agreement, Seller is not a party to any oral or written (i) agreement with any current or former officer or other key employee of Seller, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Seller providing any term of employment or compensation guarantee extending for a period longer than eighteen months from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (g) There are no pending or, to Seller's knowledge, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Seller Benefit Plan. Any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect (which has not been revoked) and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

                  SECTION 3.12 Salaries. Schedule 3.12 contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation), date of hire, vacation accrual rate of all individuals presently employed by the Seller indicating whether they are employed on a salaried, hourly or piecework basis, and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Seller whose current annual compensation is or is expected to be in excess of $20,000. Except as set forth on Schedule 3.12, there has been no increase in the compensation of any of the foregoing individuals or independent contractors since June 30, 1999. There has not been any promise by the Seller to the employees listed on Schedule 3.12 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with past compensation practices of the Seller. Except as set forth on Schedule 3.12, the Seller has not made any prepayments of salaries, bonuses or any other amounts due to any of its employees or former employees. All obligations to employees, whether for salaries, commissions, bonuses, vacation or otherwise, which are required to be accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied have been accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied.

                  SECTION 3.13 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 3.13, the Seller is not a party to or obligated with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salespeople, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor or trade union, employee bargaining agency or other representative of employees or any employee benefits provided for by any such agreement, true, correct and complete copies of which previously have been furnished to Buyer. No strike, picketing, slow-down, work stoppage, lock-out, union organizational activity or other similar occurrence has occurred or is pending or, to the knowledge of the Seller, is threatened against the Seller. Except as disclosed on Schedule 3.13, the Seller has complied in all material respects with all applicable laws relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, vacation pay, equal opportunity, collective bargaining and the payment, deduction and remittance of all amounts required to be deducted and/or remitted in respect of wages and salaries and of other Taxes and such deductions are consistent with past practices and in accordance with generally accepted accounting principles consistently applied and consistent with the Financial Statements and either remitted same to the legally constituted authorities entitled to receive payment thereof or has reserved for same in its accounts and an amount of cash equal to the amount of such reserve has been set aside for payment thereof. Seller is not liable for any arrears of wages or any taxes or penalties with respect to the foregoing. Seller has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee, and Seller does not have any obligation to any employees to provide them with pay for vacation time other than as required by generally applicable provisions of law. Seller has not received notice from any employee of the Seller that any such employee is terminating his or her employment with the Seller, nor to the best knowledge of the Seller does any employee intend to terminate his or her employment with the Seller as a result of the transactions contemplated hereby. There are no administrative charges or court complaints pending or, to the knowledge of the Seller, threatened against the Seller concerning alleged employment discrimination or any other matters relating to the employment of labor. No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent (i) holds bargaining rights with respect to any of the employees of the Seller by way of certification, interim certification, voluntary recognition, designation or successor right,
(ii) has applied to be certified as the bargaining agent of the employees of the Seller, or (iii) has applied to have Seller declared a related employer pursuant to the provision of applicable law. Except as set forth in Schedule 3.13, to the knowledge of the Seller, no claim, injunction, fact, event or condition exists which would give rise to a material claim by any employee or former employee (including dependents and spouses thereof and other individuals covered thereunder) of the Seller under any workers compensation laws, regulations, requirements or programs.

                  SECTION 3.14 Customers. Schedule 3.14 is a complete list by dollar volume of billings (within the fiscal year ended December 31, 1998) of the Sellers' customers. Except as set forth on Schedule 3.14, since December 31, 1998, none of the customers who individually represent greater than 5% of the Seller's billings has canceled or otherwise terminated, or, to the knowledge of the Seller, threatened to cancel or otherwise terminate, its relationship with the Seller or materially reduced, or to the knowledge of the Seller, threatened to materially reduce, its business with the

Seller. Seller has not received any notice and has no knowledge or reason to believe that any customer who individually represents more than 5% of either Seller's annual billings intends to cancel or otherwise modify its relationship with Seller on account of the transactions contemplated hereby or otherwise.

                  SECTION 3.15 Interest of the Companies in Customers, etc. Except as set forth in Schedule 3.15, Seller does not have any direct or indirect interest in any competitor, supplier or customer of the Seller or in any person from whom or to whom the Seller leases any real or personal property or in any other person with whom the Seller has any business relationship.
Schedule 3.15 also describes, (i) all management, administrative, computer, telephone or other services provided by any of the Seller's Affiliates, and all such services provided by the Seller to any of such persons and entities, and
(ii) all other contracts, agreements, arrangements or transactions (including the purchase and sale of inventory, supplies and other goods) between either Seller, on the one hand, and any of such individuals or entities on the other hand, currently in effect, including, without limitation any agreement or arrangement relating to indebtedness to or from any of such individuals or entities, in each case setting forth the terms thereof if not effected on an arm's-length basis.

                  SECTION 3.16 Books and Records. All the books, records and accounts of Seller are in all material respects accurate and complete, accurately reflect in all material respects, all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to the Seller and accurately present and reflect in all material respects all of the transactions described therein. The Seller has accounting controls sufficient to ensure that its transactions are in all material respects executed in accordance with its management's general or specific authorization.

                  SECTION 3.17 Insurance Policies. Schedule 3.17 is a correct and complete list and description, including policy numbers, of all insurance policies owned or held by the Seller or otherwise covering the Seller, its employees or assets. Such policies are in full force and effect, and the Seller is not in default under any of them. To the knowledge of the Seller, such insurance is of the kind and in the amount not less than customarily obtained by corporations or other entities of established reputation engaged in the same or similar business and similarly situated. Seller has not received any notices of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of the Seller, is there any basis for any such action. Schedule 3.17 also contains a list of all pending claims with any insurance company (other than health, medical and dental insurance claims of employees) and any instances within the previous three years of a denial of coverage of the Seller by any insurance company.

                  SECTION 3.18 Bank Accounts. Schedule 3.18 contains a complete and correct list of each bank and brokerage firm in which the Seller has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

                  SECTION 3.19 Compliance With Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. Seller has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits and rights ("Approvals") necessary for it to own lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would in the aggregate have a Seller Material Adverse Effect.

                  SECTION 3.20 Accounting and Tax Matters. To its knowledge, after consulting with its tax advisors, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

                  SECTION 3.21 Registration Statement; Proxy
Statement/Prospectus. The information to be supplied by Seller for inclusion in the proxy statement and registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") (the " Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Seller shall promptly inform Buyer. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.

                  SECTION 3.22 Labor Matters. Seller is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Seller the subject of any material proceeding asserting that Seller has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Seller, threatened, any material labor strike, dispute, walkout, work stoppage, slow- down or lockout involving Seller.

                  SECTION 3.23 Year 2000 Compliance. The computer systems of Seller (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Seller Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (i) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

         Seller does not believe that the lack of ability of its computer systems to properly interface with internal and external applications and systems of third parties with whom the Seller exchanges data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) will have a Seller Material Adverse Effect.

                  SECTION 3.24 Legal Compliance. (a) Seller's manufacturing, distribution and marketing practices are in compliance in all material respects with all applicable federal and state laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, including, without limitation, laws and regulations administered by the Food and Drug Administration ("FDA") and the Drug Enforcement Administration ("DEA").

                  (b) Seller possesses all material FDA new drug applications, abbreviated new drug applications, and new animal drug applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 3.24, true and correct copies of which have been provided to the Buyer by the Seller.

                  (c) Seller has not used the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. ss. 335(a)(b). Neither the Seller, nor its respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. ss. 335a(a) or authorized by 21 U.S.C. ss. 335a(b).

                  (d) Seller is in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to it, all rules and regulations of the FDA and the DEA to the extent such rules and regulations are applicable to it, and each new drug application ("NDA") and abbreviated new drug application ("ANDA") in which Seller has sold any product on or after March 31, 1999, except where the failure to be in such compliance would not have a Seller Material Adverse Effect. All manufacturing operations conducted by or for the benefit of the Seller have been and are being conducted in substantial compliance with the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211.

                  (e) As to each drug of the Seller for which a NDA or ANDA has been approved by the FDA, which drugs are described on Schedule 3.24, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C.ss.ss. 355 or 357, 21 C.F.R. parts 314 or 430 et. seq., respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not have a Seller Material Adverse Effect.

                  (f) The Seller is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. ss. 360 and 21 C.F.R. Part 207. To the extent required, the Seller has obtained registrations from the DEA and are in substantial compliance with all such registrations and all applicable regulations promulgated by the DEA.

                  (g) Neither the Seller, nor its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10,
1991).

                  (h) The Seller has made available to Buyer copies of any and all notices of inspectional observations (FD 483's), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Seller, or persons covered by product applications or otherwise performing services for the benefit of the Seller.

                  (i) Seller has not received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Seller or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Seller or any of the Seller's facilities, commenced or threatened to initiate the withdrawal of approval of any NDA, ANDA or new animal drug application ("NADA") or any establishment or other registration or commenced or threatened to initiate any civil penalty, seizure or criminal action.

                  (j) As to each article of drug or consumer product currently manufactured and/or distributed by the Seller, which products are described on
Schedule 3.24, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. ss.ss. 301c et. seq.

                  (k) As to each drug referred to in (b), the Seller, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. ss. 335a(k) (1) and the list described in 21 U.S.C. ss. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

                  (l) Seller represents and warrants that all testing it has conducted or has had conducted for it by third parties complies in all respects with the requirements of Good Clinical Practice, Informed Consent, and all requirements relating to protection of human subjects found in 21 C.F.R. ss. 50, and that all nonclinical laboratory testing complies with the requirements of 21 C.F.R. ss. 58.

                  (m) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Seller, or applicants acting on its behalf as of the date of this Agreement, the Seller has complied in all material respects with the requirements of 21 U.S.C. ss.ss. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

                  SECTION 3.25 Environmental and Safety Matters.

                  Except as set forth on Schedule 3.25,

                  (a) Except as would not have an Environmental Material Adverse Effect, as hereinafter defined, Seller has operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental authority;

                  (b) Except as would not have an Environmental Material Adverse Effect, there are not any existing, pending or, to the knowledge of the Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against the Seller that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Seller of any Environmental Law, (3) personal injury or property damage claims relating to a release, discharge or disposal of Hazardous Materials or other Environmental Conditions, or (4) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), or any similar state laws;

                  (c) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Seller have been obtained and are in full force and effect and the Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to the best of the Seller's knowledge, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any governmental entity of the transfer of any permit, license, consent, or other approval which is necessary to the operations of Seller's properties and Assets; and (3) except as would not have an Environmental Material Adverse Effect, Seller has conducted its operations in compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

                  (d) To the knowledge of the Seller, no portion of any of the properties owned or operated by Seller is listed on the National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list under CERCLA, or any similar ranking or listing under any state law;

                  (e) To the knowledge of Seller, all Hazardous Materials generated by the Seller have been transported by carriers, or stored, treated and disposed of by treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws;

                  (f) To the knowledge of Seller, no person has disposed or released any Hazardous Materials on, at, or under the properties owned or operated by Seller, except in compliance with laws, or except as would not have an Environmental Material Adverse Effect;

                  (g) Seller is not aware of any Environmental Remediation Costs that are required or are planned to be expended relating to the operations of Seller for which Seller reasonably anticipates payment or accrual; and

                  (h) Except as would not have an Environmental Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any liability to the Seller with respect to the current or past business and operations of the Seller in connection with (i) any release, transportation or disposal of any Hazardous Materials, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

                  The following terms shall have the meanings indicated below:

                  "Environmental Condition" or "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of any "Hazardous Materials."

                  "Environmental Law" or "Environmental Laws" means all health, safety, and environmental laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., RCRA, 42 U.S.C. ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., CERCLA, 42 U.S.C. ss. 9601 et seq., and any state, county, or local regulations similar thereto.

                  "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

                  "Environmental Material Adverse Effect" shall mean any Environmental Liabilities that are reasonably expected to exceed $50,000 per occurrence, or $100,000 in the aggregate.

                  "Environmental Remediation Costs" shall mean all costs and expenses relating to activities or actions to (i) clean up or remove Hazardous Materials from the environment, (ii) prevent or minimize the movement, leaching, or migration of Hazardous Materials into the environment, (iii) mitigate the release or threatened release of Hazardous Materials into the environment, or the injury or damage from such release, or (iv) comply with the requirements of any Environmental Laws or permits. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering, or other related services; for investigation, testing, sampling, and monitoring; for boring, excavation, and construction; for removal, modification or replacement of equipment or facilities; for labor and material; and for proper storage, treatment or disposal of Hazardous Materials.

                  "Hazardous Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

                  SECTION 3.26 Conduct of the Businesses. Except as set forth on
Schedule 3.26, since March 31, 1999, the Seller has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the respective assets, condition (financial or otherwise), results of operations, employee or customer relations, business activities or business prospects of the Seller nor does the Seller know of any such change which is threatened, nor has there been any damage, destruction or loss materially adversely affecting any of the respective assets, or the business condition (financial or otherwise), results of operations, prospects or activities of the Seller, whether or not covered by insurance. Without limitation of the foregoing and except as set forth on Schedule 3.26, since March 31, 1999, the Seller has not:

                  (a) voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a lien or otherwise disposed of any assets or property rights except in the ordinary course of business consistent with past custom or practice;

                  (b) changed any accounting principles, methods or practices utilized by them or changed any of their depreciation rates or amortization policies or rates;

                  (c) made any loan or advance to any party in excess of $5,000 other than in the ordinary course of business;

                  (d) issued, redeemed or purchased any stock, bond or corporate security or declared or made any payment or distribution on or with respect to their capital stock;

                  (e) incurred debt, liabilities, or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected or otherwise, and whether due or to become due, except debt, liabilities or obligations incurred, and liabilities under contracts entered into, in the ordinary course of business consistent with past custom and practice;

                  (f)      waived any rights of substantial value; or

                  (g) entered into any other material transaction, or committed to any of the foregoing.

                  SECTION 3.27   Intellectual Property.  Except as set forth on
                                 Schedule 3.27:

                  (a) the Seller owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Seller Proprietary Rights (as defined below) necessary for the operation of the business as presently conducted and none of such Seller Proprietary Rights have been abandoned by the Seller;

                  (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Seller Proprietary Rights has been made, is currently outstanding or is threatened, and to the knowledge of the Seller there is no reasonable basis for any such claim;

                  (c) neither the Seller nor any registered agent of the Seller has received any notice of, nor is the Seller aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Seller Proprietary Rights, nor has the Seller, or any registered agent received any claim of infringement or misappropriation of or other conflict with any Seller Proprietary Rights of any third party;

                  (d) to the knowledge of the Seller, the Seller has not infringed, misappropriated or otherwise violated any proprietary rights of any third parties, and the Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Seller as presently operated and as contemplated to be operated or as a result of the consummation of the transactions contemplated hereby; and

                  (e) all employees who have contributed to or participated in the conception and/or development of all or any part of the Seller Proprietary Rights which are not licensed to the Seller from a third party either (1) have been party to a "work-for-hire" arrangement or agreement with the Seller, in accordance with applicable federal and state law, that has accorded the Seller's full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (f) the Seller Proprietary Rights are to the knowledge of the Seller valid and subsisting and were procured honestly and in good faith. Specifically, Seller represents that as to all patents and patent applications and all copyright registrations that there has been no inequitable conduct and that Seller has fulfilled its duty of candor and good faith to the Patent and Trademark Office.

                  As used herein, the term "Seller Proprietary Rights" means all proprietary information of the Seller, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, all trade secrets, confidential information, ideas, formulae, compositions, know-how, processes and techniques, drawings, specifications, designs, logos, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and related information and all other proprietary, industrial or intellectual property rights relating to the business of the Seller.

                  The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Surviving Corporation to continue to use the Seller Proprietary Rights. To the extent that registration of any Proprietary Right is useful or required by law, such Seller Proprietary Right has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Seller Proprietary Rights or registrations thereof have been paid. Schedule 3. 27 sets forth a list and description of the copyrights, trademarks, service marks, trade dress and trade names used or held by the Seller and, where appropriate, the date, serial or registration number, and place of any registration thereof.

                  SECTION 3.28 Products Liability. Seller has not received any written notice relating to, nor does the Seller have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Seller resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Seller prior to the date of this Agreement.

                  SECTION 3.29 No Existing Discussions. As of the date hereof, Seller has terminated all discussions or negotiations with any third party with respect to a Seller Acquisition Proposal (as defined in Section 6.01(a)).

                  SECTION 3.30 Anti-Takeover Laws. Seller has taken or at or prior to the Closing will have taken, all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.

                  SECTION 3.31 No Misrepresentation. None of the representations and warranties of the Seller set forth in this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Seller, there is no material fact or information which has not been disclosed to Buyer in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, condition (financial or otherwise), property or assets of the Seller or the ability of the Seller to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct, except as set forth herein in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedules"). The Buyer Disclosure Schedules shall be arranged in individual schedules corresponding to the numbered paragraphs contained in this Article IV and the disclosure in any schedules shall qualify other schedules in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other schedules. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or the other item itself).

                  SECTION 4.01 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Buyer (a "Buyer Material Adverse Effect"); provided, however, that for purposes of this Agreement, the following events shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect" on or with respect to Buyer: (A) changes, events or occurrences in the United States securities markets which are not specific to Buyer, (B) changes, events or occurrences in the world economy which are not specific to the Buyer, (C) the existence of this Agreement or the transactions contemplated hereby or the announcement thereof, (D) any changes in GAAP, and (E) changes, events or occurrences relating to the pharmaceutical industries in general, and not specifically to Buyer. The Buyer does not own or control (directly or indirectly), or own or hold any right to acquire, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity, corporation, partnership, trust or any other business association. Except as set forth in the Buyer SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof and with respect to acquisitions of third parties of which Buyer advises Seller after the closing thereof, Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association, or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company.

                  SECTION 4.02 Buyer Capital Structure. (a) The authorized capital stock of Buyer consists of (i) 17,000,000 shares of Common Stock, par value $.01 per share ("Buyer Common Stock"), (ii) 60,000 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Buyer Series A Preferred"), (iii) 50,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Buyer Series B Preferred"), (iv) 9,000 shares of Series C Convertible Preferred Stock, par value $.01 per share ("Buyer Series C Preferred"), (v) 50,000 shares of Series D Convertible Preferred Stock, par value $.01 per share ("Buyer Series D Preferred"). It is intended that prior to the Effective Time, Buyer will file the amendment and restatement to its Certificate of Incorporation referred to in Section 1.03 (ii) hereof, creating authorized capital of 320,000 shares of Series 1 Convertible Preferred Stock, par value $.01 per share ("Buyer Series 1 Preferred Stock"). As of June 30, 1999, there were 7,254,053 shares of Buyer Common Stock, 9,000 shares of Buyer Series C Preferred and 50,000 shares of Buyer Series D Preferred issued and outstanding, all of which issued and outstanding shares are validly issued, fully paid and nonassessable, and (ii) no shares of currently issued Common Stock of Buyer, Buyer Series A Preferred, Buyer Series B Preferred, Buyer Series C Preferred and Buyer Series D Preferred were held in the treasury of Buyer. Buyer Series A Preferred, Buyer Series B Preferred, Buyer Series C Preferred, Buyer Series D Preferred and Buyer Series 1 Preferred Stock are sometimes hereinafter collectively referred to as "Buyer Preferred Stock Series". Schedule
4.02 shows the ownership of the Buyer Common Stock and Buyer Preferred Stock Series by officers, directors and all shareholders who own more than five percent (5%) of the outstanding stock of the Seller. 832,837 shares of Buyer Common Stock are reserved for future issuance pursuant to stock options granted and outstanding as of June 30, 1999 under Buyer's 1995 Stock Incentive Plan (the "Buyer Stock Plan"), 1,375,000 shares of Buyer Common Stock are reserved for future issuance under warrants granted and outstanding as of June 30, 1999 ("Buyer Warrants") and 2,950,000 shares of Buyer Common Stock are reserved for future issuance upon conversion of outstanding shares of Buyer Series C Preferred and Buyer Series D Preferred. No material change in such capitalization has occurred between June 30, 1999 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Buyer may vote. The shares of Buyer Common Stock and Buyer Series 1 Preferred Stock to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable. Except with respect to the Buyer Series 1 Preferred Stock, 9,000 shares of Buyer Series C Preferred and 50,000 shares of Buyer Series D Preferred, there are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer

Common Stock or Buyer Preferred Stock Series, or to provide funds or to make any material investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Buyer Stock Plan, there are no equity securities of any class of Buyer, or any security exchangeable into or exercisable or convertible for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or other equity interest of Buyer or obligating Buyer to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement except under the Buyer Stock Plan or Buyer Warrants, or in connection with acquisitions. To the knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer or other equity interests of Buyer.

                  SECTION 4.03 Authority; No Conflict; Required Filings and Consents. (a) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer subject only to the approval of the Merger by Buyer's stockholders under the GCL; the vote of Buyer's stockholders required to approve this Agreement and the Merger is a majority of the outstanding shares of Buyer Common Stock and Buyer Preferred Stock Series voting as a single class and a majority of the outstanding shares of Buyer Series D Preferred voting as a single class on the record date for the Buyer Meeting (as defined below) at which a quorum is present. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or person or entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.03 or for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Department of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iv) the approval by the Nasdaq SmallCap Market of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not interfere with the operation of any facility of Buyer or otherwise be reasonably likely to have a Buyer Material Adverse Effect.

                  SECTION 4.04 SEC Filings; Financial Statements. (a) Since the date of its initial public offering, Buyer has filed all forms, reports and documents, including the exhibits thereto, required to be filed by Buyer with the SEC under the Securities Act or the Exchange Act (these forms, reports and documents are referred to collectively as "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports is true, complete and correct in all material respects, and complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buyer as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buyer as of March 31, 1999 is referred to herein as the "Buyer Balance Sheet."

                  SECTION 4.05 No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports or in press releases that have been made public by Buyer and are available at Nasdaq's website at http://www.nasdaq.com ("Buyer Releases") filed prior to the date hereof, and except for normal or recurring liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practices, Buyer does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

                  SECTION 4.06 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof or Buyer Releases, since the date of the Buyer Balance Sheet, Buyer has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Buyer that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (iii) any material change by Buyer in its accounting methods, principles or practices to which Seller has not previously consented in writing;
(iv) any revaluation by Buyer of any of its assets that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Seller pursuant to
Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

                  SECTION 4.07 Taxes.  Except as set forth on Schedule 4.07:

                  (a) All Tax Returns required to be filed by or on behalf of Buyer have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

                  (b) All Taxes payable by or on behalf of Buyer or in respect of its income, assets or operations (including interest and penalties) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in Buyer's books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

                  (c) Buyer has not executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                  (d) Buyer has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (e) Seller has received complete copies of (A) all U.S. federal, state and foreign income or franchise Tax Returns of Buyer relating to the taxable periods beginning after December

31, 1994 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to Buyer, or its income, assets or operations.

                  (f) No claim has been made by a taxing authority in a jurisdiction where Buyer does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                  (g) All deficiencies asserted or assessments made as a result of examinations by any taxing authority of the Tax Returns of or covering or including Buyer have been fully paid, and there are no other audits or investigations by any taxing authority or proceedings in progress, nor has Buyer received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a U.S. federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                  (h) Neither Buyer, nor any other person on behalf of Buyer has
(A) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Buyer, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Buyer or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Buyer, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing to any taxable period ending thereafter, (C) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Buyer, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

                  (i) No property owned by Buyer is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

                  (j) Buyer is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                  (k) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Affiliates by reason of Section 280G of the Code.

                  (l) Buyer has substantial authority for the treatment of or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662(d) of the Code.

                  (m) Buyer is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

                  (n) There are no liens as a result of any unpaid Taxes upon any of the assets of Buyer.

                  (o) All material Tax elections of Buyer are set forth on
Schedule 4.07. Buyer has no elections in effect for U.S. federal income tax purposes under Sections 108, 168, 338, 441, 463, 1017, 1033 or 4977 of the Code.

                  (p) Buyer has never been a member of any Affiliated Group for tax purposes. Buyer has no any liability for Taxes of any person under section 1.1502-6 of the Treasury regulations under the Code (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise. Buyer does not own any interest in any entity that is treated as a partnership for U.S. federal income tax purposes or would be treated as a pass-through or transparent entity for any tax purpose.

                  (q) Buyer has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (r) Buyer does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention.

                  SECTION 4.08 Agreements, Contracts and Commitments. Except as delivered to Seller or as set forth on Schedule 4.08, there are no contracts, agreements or commitments that are required to be filed as an exhibit under subheading (10) - Material Contracts of Item 601 of Regulation S-B of the federal securities laws and the rules and regulations thereunder. The Buyer has not entered into and is not bound by any material contract, agreement, relationship or commitment, written or oral, including without limitation, any obligations for money borrowed or under leases other than those identified on
Schedule 4.08 ("Buyer Material Contracts"). Buyer is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Buyer or, to the best of Buyer's knowledge, any other party under any Buyer Material Contract or any other material obligation owed by Buyer and, to the best of Buyer's knowledge, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Buyer Material Contract or obligation. Each Buyer Material Contract that has not expired, by its terms is in full force and effect, and no party to any of the Buyer Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. Except for employment agreements, none of the Buyer Material Contracts is currently being renegotiated in any material respect, and Buyer has no knowledge that any Buyer Material Contract will be subject to a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement. Buyer is not party to or bound by any contract, agreement, relationship or commitment, whether or not deemed material, which in any way restricts or purports to restrict the ability of Buyer to acquire any property or assets or conduct its business or provide services to any person or entity anywhere in the world.

                  SECTION 4.09 Litigation. Except as set forth on Schedule 4.09, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending or to the knowledge of the Buyer, threatened against or involving the Buyer, or pending or, to the knowledge of the Buyer, threatened against any of its officers, directors or key employees of the Buyer with respect to business activities on behalf of the Buyer with respect to or affecting the Buyer, its accounts, business, properties, assets or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator, nor, to the knowledge of the Buyer, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation. The Buyer is not directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency. The Buyer has not received any written opinion or memorandum of legal advice from legal counsel to the effect that any of them are exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of the Buyer. Except as set forth on Schedule 4.09, the Buyer is not engaged in any legal action to recover monies due it or for damages sustained by it, and none of the assets of the Buyer nor any of their respective business practices are in any manner, directly or indirectly, affected by injunction of any court or governmental, administrative or regulatory agency, body or officer.

                  SECTION 4.10 Compliance With Laws. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect. Buyer has all Approvals necessary for it to own, lease or operate its properties and to carry on its business as now conducted and there has occurred no default under any such Approval, or failure to obtain such Approval, which would in the aggregate have a Buyer Material Adverse Effect.

                  SECTION 4.11 Accounting and Tax Matters. To its knowledge, after consulting with its tax advisors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

                  SECTION 4.12 Registration Statement; Proxy
Statement/Prospectus. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation) shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting, or to the stockholders of Buyer in connection with the meeting of Buyer's stockholders to consider this Agreement and Plan of Merger (the "Buyer Meeting") and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting or Buyer Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller specifically for inclusion or incorporation by reference in the Registration Statement.

                  SECTION 4.13 Year 2000 Compliance. The computer systems of Buyer (including, without limitation, all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant by September 30, 1999, except to the extent that any failure to be Year 2000 Compliant, either individually or in the aggregate, would not have a Buyer Material Adverse Effect. The term "Year 2000 Compliant" as used herein means that the computer systems are (i) capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide data recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year

2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

                  The computer systems of Buyer have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Buyer exchanges data electronically (including without limitation customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsources, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance.

                  SECTION 4.14              [Reserved].

                  SECTION 4.15 Legal Compliance. (a) Buyer's manufacturing, distribution and marketing practices are in compliance in all material respects with all applicable federal and state laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, including, without limitation, laws and regulations administered by the FDA and the DEA.

                  (b) Buyer possesses all material FDA new drug applications, abbreviated new drug applications, and new animal drug applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 4.15(b), true and correct copies of which have been provided to the Seller by the Buyer.

                  (c) Other than the May 25, 1993 "Richlyn Order," there are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Buyer.

                  (d) Buyer has not used the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. ss. 335(a)(b). Neither the Buyer, nor its officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. ss. 335a(a) or authorized by 21 U.S.C. ss. 335a(b).

                  (e) Buyer is in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to it, all rules and regulations of the FDA and the DEA to the extent such rules and regulations are applicable to it, and each NDA and ANDA in which Buyer has sold any product on or after March 31, 1999, except where the failure to be in such compliance would not have a Buyer Material Adverse Effect. All manufacturing operations conducted by or for the benefit of the Buyer have been and are being conducted in substantial compliance with the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211

                  (f) As to each drug of the Buyer for which a NDA or ANDA has been approved by the FDA, which drugs are described on Schedule 4.15(f), the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C.ss.ss. 355 or 357, 21 C.F.R. parts 314 or 430 et. seq., respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not have a Buyer Material Adverse Effect.

                  (g) The Buyer is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. ss. 360 and 21 C.F.R. Part 207. To the extent required, the Buyer has obtained registrations from the DEA and is in substantial compliance with all such registrations and all applicable regulations promulgated by the DEA.

                  (h) Neither the Buyer nor its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10,
1991).

                  (i) The Buyer has made available to Seller copies of any and all notices of inspectional observations (FD 483's), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Buyer or persons covered by product applications or otherwise performing services for the benefit of the Buyer.

                  (j) The Buyer has not received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Buyer or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Buyer or any of the Buyer's facilities, commenced or threatened to initiate the withdrawal of approval of any NDA, ANDA or NADA or any establishment or other registration or commenced or threatened to initiate any civil penalty, seizure or criminal action.

                  (k) As to each article of drug or consumer product currently manufactured and/or distributed by the Buyer, which products are described on
Schedule 4.15(k), such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. ss.ss. 301c et. seq.

                  (l) As to each drug referred to in (b), the Buyer, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. ss. 335a(k) (1) and the list described in 21 U.S.C. ss. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

                  (m) Buyer represents and warrants that all testing it has conducted or has had conducted for it by third parties complies in all respects with the requirements of Good Clinical Practice, Informed Consent, and all requirements relating to protection of human subjects found in

21 C.F.R. ss. 50, and that all nonclinical laboratory testing complies with the requirements of 21 C.F.R. ss. 58.

                  (n) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Buyer, or applicants acting on its behalf as of the date of this Agreement, the Buyer has complied in all material respects with the requirements of 21 U.S.C. ss.ss. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

                  SECTION 4.16  Environmental and Safety Matters.

                  Except as set forth on Schedule 4.16,

                  (a) Except as would not have an Environmental Material Adverse Effect, Buyer has operated in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental authority;

                  (b) Except as would not have an Environmental Material Adverse Effect, there are not any existing, pending or, to the knowledge of the Buyer, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against the Buyer that pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Buyer of any Environmental Law, (3) personal injury or property damage claims relating to a release, discharge or disposal of Hazardous Materials or other Environmental Conditions, or (4) response, removal, or remedial costs under CERCLA, RCRA, or any similar state laws;

                  (c) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Buyer have been obtained and are in full force and effect and the Buyer is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to the best of the Buyer's knowledge, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any governmental entity of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Buyer's properties and Assets; and (3) except as would not have an Environmental Material Adverse Effect, Buyer has conducted its operations in compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

                  (d) To the knowledge of the Buyer, no portion of any of the properties owned or operated by Buyer is listed on the NPL or the CERCLIS list under CERCLA, or any similar ranking or listing under any state law;

                  (e) To the knowledge of Buyer, all Hazardous Materials generated by the Buyer have been transported by carriers, or stored, treated and disposed of by treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws;

                  (f) To the knowledge of Buyer, no person has disposed or released any Hazardous Materials on, at, or under the properties owned or operated by Buyer, except in compliance with laws, or except as would not have an Environmental Material Adverse Effect;

                  (g) Buyer is not aware of any Environmental Remediation Costs that are required or are planned to be expended relating to the operations of Buyer for which Buyer reasonably anticipates payment or accrual; and

                  (h) Except as would not have an Environmental Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any liability to the Buyer with respect to the current or past business and operations of the Buyer in connection with (i) any release, transportation or disposal of any Hazardous Materials, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

                  SECTION 4.17  Intellectual Property.  Except as set forth on
Schedule 4.17:

                  (a) the Buyer owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Buyer Proprietary Rights (as defined below) necessary for the operation of the business as presently conducted and none of such Buyer Proprietary Rights have been abandoned by the Buyer;

                  (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Buyer Proprietary Rights has been made, is currently outstanding or is threatened, and to the knowledge of the Buyer there is no reasonable basis for any such claim;

                  (c) neither the Buyer nor any registered agent of the Buyer has received any notice of, nor is the Buyer aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Buyer Proprietary Rights, nor has the Buyer, or any registered agent received any claim of infringement or misappropriation of or other conflict with any Buyer Proprietary Rights of any third party;

                  (d) to the knowledge of the Buyer, the Buyer has not infringed, misappropriated or otherwise violated any Buyer Proprietary Rights of any third parties, and the Buyer is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Buyer as presently operated and as contemplated to be operated or as a result of the consummation of the transactions contemplated hereby; and

                  (e) all employees who have contributed to or participated in the conception and/or development of all or any part of the Buyer Proprietary Rights which are not licensed to the Buyer from a third party either (1) have been party to a "work-for-hire" arrangement or agreement with the Buyer, in accordance with applicable federal and state law, that has accorded the Buyer's full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of the Buyer as assignee that have conveyed to the Buyer full, effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (f) The Buyer Proprietary Rights are to the knowledge of the Buyer valid and subsisting and were procured honestly and in good faith. Specifically, Buyer represents that as to all patents and patent applications and all copyright registrations that there has been no inequitable conduct and that Buyer has fulfilled its duty of candor and good faith to the Patent and Trademark Office.

                  As used herein, the term "Buyer Proprietary Rights" means all proprietary information of the Buyer, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, all trade secrets, confidential information, ideas, formulae, compositions, know-how, processes and techniques, drawings, specifications, designs, logos, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and related information and all other proprietary, industrial or intellectual property rights relating to the business of the Buyer.

                  The consummation of the transactions contemplated by this Agreement will not adversely affect the right of Buyer or the Surviving Company to continue to use the Buyer Proprietary Rights. To the extent that registration of any Proprietary Right is useful or required by law, such Proprietary Right has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Buyer Proprietary Rights or registrations thereof have been paid. Schedule 4.17 sets forth a list and description of the copyrights, trademarks, service marks, trade dress and trade names used or held by the Buyer and, where appropriate, the date, serial or registration number, and place of any registration thereof.

                  SECTION 4.18 Products Liability. The Buyer has not received any written notice relating to, nor does the Buyer have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Buyer resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Buyer prior to the date of this Agreement.

                  SECTION 4.19 Ownership of Properties; Condition of Property.
(a) Schedule 4.19 contains a true and complete list of all real property owned or leased by Buyer pursuant to leases providing for the occupancy of facilities (collectively "Buyer Material Lease(s)") and the location of the premises. With respect to each such Buyer Material Lease: (i) the lease is legal, valid, binding, enforceable against Buyer subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Buyer nor, to the knowledge of Buyer, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Buyer has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses
(i) through (iv) that the same is not reasonably likely to have a Buyer Material Adverse Effect.

                  (b) All machinery, equipment and other tangible assets used by the Buyer are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put, except where the failure to be in such condition or so usable and suitable would not have a Buyer Material Adverse Effect.

                  (c) The Buyer is not contemplating any capital expenditure in excess of $100,000 individually or in the aggregate which has not been disclosed to Seller in writing.

                  SECTION 4.20 Employee Benefit Plans. (a) Schedule 4.20 sets forth all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, equity, incentive, deferred compensation, supplemental retirement, change in control, retiree health or welfare, fringe, dependent care, flexible spending or severance plans, programs or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor of Buyer or any entity which is, or has been, a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Buyer, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code or Section 4001(a) (14) of ERISA, of which includes the Buyer (together, the "Buyer Employee Plans").

                  (b) With respect to each Buyer Employee Plan, Buyer has delivered to Seller, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement),
(ii) such Buyer Employee Plan and any amendments or summary plan descriptions with respect thereto, (iii) each trust agreement and group annuity contract, if any, relating to such Buyer Employee Plan, (iv) the most recent actuarial report or valuation relating to a Buyer Employee Plan subject to Title IV of ERISA, and
(v) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending.

                  (c) Except as set forth on Schedule 4.20, neither the Buyer, nor any of its ERISA Affiliates (i) has ever maintained or been obligated to contribute to a single employer, multiple employer or multi-employer pension plan (within the meaning of Section 3(2) of ERISA) which is or was covered by Title IV of ERISA or by Section 302 of ERISA or 412 of the Code, and (ii) has incurred or may incur any direct or indirect liability under Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

                  (d) With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case, in accordance with GAAP, on the financial statements of Buyer.

                  (e) The Buyer and its ERISA Affiliates have complied in all respects with the provisions of Section 4980B of the Code with respect to each Buyer Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Buyer does not maintain or contribute to, nor is it obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services.

                  (f) Except as set forth on Schedule 4.20 and except as provided for in this Agreement, Buyer is not a party to any oral or written (i) agreement with any current or former officer or other key employee of Buyer, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Buyer of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Buyer providing any term of employment or compensation guarantee extending for a period longer than eighteen months from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (g) There are no pending or, to Buyer's knowledge, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Buyer Benefit Plan. Any Buyer Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect (which has not been revoked) and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

                  SECTION 4.21 Salaries. Schedule 4.21 contains a true, complete and correct list setting forth (i) the names, job descriptions/titles, current compensation rate (including but not limited to salary, commission and bonus compensation) and date of hire of all individuals presently employed by the Buyer indicating whether they are employed on a salaried, hourly or piecework basis, and (ii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Buyer whose current annual compensation is or is expected to be in excess of $20,000. Except as set forth on Schedule 4.21, there has been no increase in the compensation of any of the foregoing individuals or independent contractors since June 30, 1999. Since June 30, 1999, there has not been any promise by the Buyer to the employees listed on Schedule 4.21 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with past compensation practices of the Buyer or in accordance with contracts and bonus programs in effect on the date hereof. Except as set forth on Schedule 4.21, the Buyer has not made any prepayments of salaries, bonuses or any other amounts due to any of its employees or former employees. All obligations to employees, whether for salaries, commissions, bonuses, vacation or otherwise, which are required to be accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied have been accrued on the Financial Statements in accordance with generally accepted accounting principles consistently applied.

                  SECTION 4.22 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 4.22, the Buyer is not a party to or obligated with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salespeople, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor or trade union, employee bargaining agency or other representative of employees or any employee benefits provided for by any such agreement, true, correct and complete copies of which previously have been furnished to Buyer. No strike, picketing, slow-down, work stoppage, lock-out, union organizational activity or other similar occurrence has occurred or is pending or, to the knowledge of the Buyer, is threatened against the Buyer. Except as disclosed on Schedule 4.22, the Buyer has complied in all material respects with all applicable laws relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, vacation pay, equal opportunity, collective bargaining and the payment, deduction and remittance of all amounts required to be deducted and/or remitted in respect of wages and salaries and of other Taxes and such deductions are consistent with past practices and in accordance with generally accepted accounting principles consistently applied and consistent with the Financial Statements and either remitted same to the legally constituted authorities entitled to receive payment thereof or has reserved for same in its accounts and an amount of cash equal to the amount of such reserve has been set aside for payment thereof. Buyer is not liable for any arrears of wages or any taxes or penalties with respect to the foregoing. Buyer has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee, and Buyer does not have any obligation to any employees to provide them with pay for vacation time other than as required by generally applicable provisions of law. Buyer has not received notice from any employee of the Buyer that any such employee is terminating his or her employment with the Buyer, nor to the best knowledge of the Buyer does any employee intend to terminate his or her employment with the Buyer as a result of the transactions contemplated hereby. There are no administrative charges or court complaints pending or, to the knowledge of the Buyer threatened against the Buyer concerning alleged employment discrimination or any other matters relating to the employment of labor. No trade union, counsel of trade unions, employee bargaining agency or affiliated bargaining agent (i) holds bargaining rights with respect to any of the employees of the Buyer by way of certification, interim certification, voluntary recognition, designation or successor right, (ii) has applied to be certified as the bargaining agent of the employees of the Buyer, or (iii) has applied to have Buyer declared a related employer pursuant to the provision of applicable law. Except as set forth in
Schedule 4.22, to the knowledge of the Buyer, no claim, injunction, fact, event or condition exists which would give rise to a material claim by any employee or former employee (including dependents and spouses thereof and other individuals covered thereunder) of the Buyer under any workers compensation laws, regulations, requirements or programs.

                  SECTION 4.23 Customers. Schedule 4.23 is a complete list of the Buyers' customers. Except as set forth on Schedule 4.23, since December 31, 1998, none of the customers who individually represent greater than 5% of the Buyer's billings has canceled or otherwise terminated, or, to the knowledge of the Buyer, threatened to cancel or otherwise terminate, its relationship with the Buyer or materially reduced, or to the knowledge of the Buyer, threatened to materially reduce, its business with the Buyer. Buyer has not received any notice and has no knowledge or reason to believe that any customer who individually represents more than 5% of either Buyer's annual billings intends to cancel or otherwise modify its relationship with Buyer on account of the transactions contemplated hereby or otherwise.

                  SECTION 4.24 Interest of the Companies in Customers, etc. Except as set forth in Schedule 4.24, Buyer does not have any direct or indirect interest in any competitor, supplier or customer of the Buyer or in any person from whom or to whom the Buyer leases any real or personal property or in any other person with whom the Buyer has any business relationship. Schedule 4.24 also describes, (i) all management, administrative, computer, telephone or other services provided by any of the Buyer's Affiliates, and all such services provided by the Buyer to any of such persons and entities, and (ii) all other contracts, agreements, arrangements or transactions (including the purchase and sale of inventory, supplies and other goods) between either Buyer, on the one hand, and any of such individuals or entities on the other hand, currently in effect, including, without limitation any agreement or arrangement relating to indebtedness to or from any of such individuals or entities, in each case setting forth the terms thereof if not effected on an arm's-length basis.

                  SECTION 4.25 Books and Records. All the books, records and accounts of Buyer are in all material respects accurate and complete, accurately reflect in all material respects, all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to the Buyer and accurately present and reflect in all material respects all of the transactions described therein. The Buyer has accounting controls sufficient to ensure that its transactions are in all material respects executed in accordance with its management's general or specific authorization.

                  SECTION 4.26 Insurance Policies. Schedule 4.26 is a correct and complete list and description, including policy numbers, of all insurance policies owned or held by the Buyer or otherwise covering the Buyer, its respective employees or assets. Such policies are in full force and effect, and the Buyer is not in default under any of them. To the knowledge of the Buyer, such insurance is of the kind and in the amount not less than customarily obtained by corporations or other entities of established reputation engaged in the same or similar business and similarly situated. Buyer has not received any notices of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of the Buyer, is there any basis for any such action. Schedule 4.26 also contains a list of all pending claims with any insurance company (other than health, medical and dental insurance claims of employees) and any instances within the previous three years of a denial of coverage of the Buyer by any insurance company.

                  SECTION 4.27 Bank Accounts. Schedule 4.27 contains a complete and correct list of each bank and brokerage firm in which the Buyer has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

                  SECTION 4.28 Labor Matters. Buyer is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Buyer the subject of any material proceeding asserting that Buyer has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Buyer, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Buyer.

                  SECTION 4.29 Conduct of the Businesses. Except as set forth on
Schedule 4.29, since March 31, 1999, the Buyer has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities or obligations whatsoever other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the respective assets, condition (financial or otherwise), results of operations, employee or customer relations, business activities or business prospects of the Buyer nor does the Buyer know of any such change which is threatened, nor has there been any damage, destruction or loss materially adversely affecting any of the respective assets, or the business condition (financial or otherwise), results of operations, prospects or activities of the Buyer, whether or not covered by insurance. Without limitation of the foregoing and except as set forth on Schedule 4.29, since March 31, 1999, the Buyer has not:

                  (a) voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a lien or otherwise disposed of any assets or property rights except in the ordinary course of business consistent with past custom or practice;

                  (b) changed any accounting principles, methods or practices utilized by them or changed any of their depreciation rates or amortization policies or rates;

                  (c) made any loan or advance to any party in excess of $5,000 other than in the ordinary course of business;

                  (d) issued, redeemed or purchased any stock, bond or corporate security or declared or made any payment or distribution on or with respect to their capital stock;

                  (e) incurred debt, liabilities, or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, perfected or otherwise, and whether due or to become due, except debt, liabilities or obligations incurred, and liabilities under contracts entered into, in the ordinary course of business consistent with past custom and practice;

                  (f)      waived  any rights of substantial value; or

                  (g) entered into any other material transaction, or committed to any of the foregoing.

                  SECTION 4.30 Anti-Takeover Laws. Buyer has taken or at or prior to the Closing will have taken, all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.

                  SECTION 4.31 Opinion of Financial Advisor. The financial advisor of Buyer has delivered to the Board of Directors of Buyer an opinion dated the date of approval by such Board of Directors of the terms hereof to the effect that the Seller Exchange Multipliers in the Merger are fair to the holders of Buyer Common Stock from a financial point of view.

                  SECTION 4.32 No Existing Discussions. As of the date hereof, Buyer has terminated all discussions or negotiations with any third party with respect to a Buyer Acquisition Proposal (as defined in Section 6.02(a)).

                  SECTION 4.33 No Misrepresentation. None of the representations and warranties of the Buyer set forth in this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of the Buyer, there is no material fact or information which has not been disclosed to Seller in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, condition (financial or otherwise), property or assets of the Buyer or the ability of the Buyer to consummate the transactions contemplated hereby.


                                    ARTICLE V

                               CONDUCT OF BUSINESS

                  SECTION 5.01 Covenants of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Seller shall not, without the written consent of Buyer:

                  (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

                  (b) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement, purchase any shares of Seller Stock; provided, however, that the outstanding options of any and all directors of Seller which will not be directors of the Surviving Corporation shall be converted as of the Effective Time into five-year warrants to purchase shares of Buyer Common Stock equal to the number of whole shares of Seller Common Stock subject to such option multiplied by the Seller Common Exchange Multiplier, at a price per share of Buyer Common Stock equal to
                           (i) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (ii) the Seller Common Exchange Multiplier;

                  (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees and directors, which options represent in the aggregate the right to acquire no more than 50,000 shares (net of cancellations) of Seller Common Stock, or (ii) the issuance of shares of Seller Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement;

                  (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

                  (e) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $10,000 except as required to carry on Seller's business in the usual, regular and ordinary course and as set forth on Schedule 5.01(e);

                  (f) Except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except to the extent consistent with past practice, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses paid pursuant to the Seller's spot bonus plan or FDA submission bonus plan, in each case which are consistent in nature and amount with Seller's past practice or in accordance with contracts in effect on the date hereof and which in no event shall exceed $150,000 in the aggregate;

                  (g)      Amend or propose to amend its charter or bylaws;

                  (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price;

                  (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

                  (j) Except in the ordinary course of business, modify, amend or terminate any Seller Material Contract or waive, release or assign any material rights or claims;

                  (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

                  (l) Change its methods of accounting as in effect at December 31, 1998;

                  (m) Make or commit to make any capital expenditures that exceed the capital forecast furnished by Seller to Buyer;

                  (n) Make any cash disbursement exceeding $100,000 for any single item or related series of items except as expressly set forth in Schedule 5.01(n) or except as consistent with the capital forecast furnished by Seller to Buyer provided, however, that Seller shall be entitled to incur such reasonable expenditures up to $250,000 in the aggregate as shall be required to obtain building permits and architectural drawings and to conduct preliminary work in connection with the construction of a manufacturing facility at its current facility;

                  (o) Invest funds in debt securities or other instruments in each case maturing more than one year after the date of investment;

                  (p) Adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

                  (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

                  SECTION 5.02 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself (except to the extent that Seller shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Buyer shall not without the written consent of
Seller:

                  (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

                  (b) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement or, purchase any shares of Buyer Stock; provided, however, that the outstanding options of any and all directors of Buyer which will not be directors of the Surviving Corporation shall be converted into five-year warrants to purchase an equal number of shares of Buyer Common Stock at an equal exercise price;

                  (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees and directors, which options represent in the aggregate the right to acquire no more than 50,000 shares (net of cancellations) of Buyer Common Stock, or (ii) the issuance of shares of Buyer Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement;

                  (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

                  (e) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $10,000 except as required to carry on Buyer's business in the usual, regular and ordinary course;

                  (f) Except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, except to the extent consistent with past practice, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Buyer and its employees during the Buyer's fiscal year ended December 31, 1999 which are consistent in nature and amount with Buyer's bonus payments for its prior year or in accordance with contracts or specific bonus programs in effect on the date hereof and which in no event shall exceed $150,000 in the aggregate;

                  (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

                  (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price;

                  (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

                  (j) Except in the ordinary course of business, modify, amend or terminate any Buyer Material Contract or waive, release or assign any material rights or claims;

                  (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

                  (l) Change its methods of accounting as in effect at December 31, 1998;

                  (m) Make or commit to make any capital expenditures that exceed the capital forecast furnished by Buyer to Seller;

                  (n) Make any cash disbursement exceeding $100,000 for any single item or related series of items except as expressly set forth in Schedule 5.02(n) or except as consistent with the capital forecast furnished by Buyer to Seller;

                  (o) Invest funds in debt securities or other instruments in each case maturing more than one year after the date of investment;

                  (p) Adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

                  (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

                  SECTION 5.03 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                  SECTION 5.04 Confidentiality. The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement dated as of May 13, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                  SECTION 5.05 Notices of Certain Events. Each of Buyer and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Entity in connection with the Merger; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Buyer or Seller that relate to the consummation of the Merger.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01 No Solicitation by Seller. (a) Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any Substantial part of the business or properties of the Seller or any Substantial part of the capital stock of the Seller whether by merger, consolidation, business combination, purchase of Substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Seller Acquisition Proposal"); provided, however, that if the Board of Directors of Seller determines in good faith, based on the advice of outside counsel and of an investment banker, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, Seller, in response to a written Seller Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable, as determined by the Board of Directors in good faith, than the transaction contemplated by this Agreement (a "Seller Superior Proposal"), may (x) furnish information with respect to Seller to the person who made such Seller Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Seller Acquisition Proposal. The term "Substantial" as used in this Section 6.01 means (i) 10% or more of the capital stock of Seller or (ii) the assets of Seller representing 10% or more of the consolidated assets of Seller as set forth on the Seller Balance Sheet or generating 10% or more of Seller's consolidated revenue, operating profit or net income for the period ended March 31, 1999.

                  The Board of Directors of Seller shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Seller Superior Proposal outstanding,
(2) approve or recommend, or propose to approve or recommend, a Seller Acquisition Proposal that is not a Seller Superior Proposal or (3) cause Seller to enter into any letter of intent, agreement in principle or other agreement with respect to a Seller Acquisition Proposal unless, in the case of (3), the Board of Directors of Seller (x) shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, (y) shall then terminate this Agreement pursuant to the termination provisions of Section 8.01 and (z) shall then pay to Buyer the fees and expenses set forth in Section 8.03.

                  (b) Seller shall notify Buyer immediately after receipt by Seller (or its advisors) of any Seller Acquisition Proposal or any request for information in connection with a Seller Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, a Seller Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  SECTION 6.02 No Solicitation by Buyer. (a) Buyer shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any Substantial part of the business or properties of the Buyer or any Substantial part of the capital stock of the Buyer, whether by merger, consolidation, business combination, purchase of Substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Buyer Acquisition

Proposal"); provided, however, that if the Board of Directors of Buyer determines in good faith, based on the advice of outside counsel and of an investment banker, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Buyer's stockholders under applicable law, Buyer, in response to a written Buyer Acquisition Proposal that
(i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable, as determined by the Board of Directors in good faith, than the transaction contemplated by this Agreement (a "Buyer Superior Proposal"), may (x) furnish non-public information with respect to Buyer to the person who made such Buyer Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Buyer Acquisition Proposal. The term "Substantial" as used in this Section 6.02 means (i) 10% or more of the capital stock of Buyer or any Subsidiary or (ii) the assets of Buyer representing 10% or more of the assets of Buyer as set forth on the Buyer Balance Sheet or generating 10% or more of Buyer's revenue, operating profit or net income for the period ended March 31, 1999.

                  The Board of Directors of Buyer shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Buyer Superior Proposal outstanding,
(2) approve or recommend, or propose to approve or recommend, a Buyer Acquisition Proposal that is not a Buyer Superior Proposal or (3) cause Buyer to enter into any letter of intent, agreement in principle or other agreement with respect to a Buyer Acquisition Proposal unless, in the case of (3), the Board of Directors of Buyer (x) shall have determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Buyer's stockholders under applicable law, (y) shall then terminate this Agreement pursuant to the termination provisions of Section 8.01 and (z) shall then pay to Seller the fees and expenses set forth in Section 8.03.

                  (b) Buyer shall notify Seller immediately after receipt by Buyer (or its advisors) of any Buyer Acquisition Proposal or any request for information in connection with a Buyer Acquisition Proposal or for access to the properties, books or records of Buyer by any person or entity that informs Buyer that it is considering making, or has made, a Buyer Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  SECTION 6.03 Proxy Statement/Prospectus; Registration Statement. As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and file with the SEC the Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until the Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Buyer and Seller shall mail the Proxy Statement to their respective shareholders as soon as possible after the Registration Statement is declared effective.

                  SECTION 6.04 Access to Information. Upon reasonable notice, Seller and Buyer shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, (i) Buyer shall furnish promptly to the Seller (a) a copy of each report, schedule, registration statement and document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Seller may reasonably request and (ii) Seller shall furnish promptly to Buyer (a) all information relating to commitments, contracts, titles and financial and operating data or otherwise pertaining to the business and affairs of Seller and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

                  SECTION 6.05 Stockholder Meetings. (a) The Seller, acting through its Board of Directors, shall, subject to and according to applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Seller may withdraw such recommendation as permitted by Section 6.01.

                  (b) The Buyer, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Buyer Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Buyer Voting Proposal"). The Board of Directors of the Buyer shall (i) recommend approval and adoption of the Buyer Voting Proposal by the stockholders of the Buyer and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Buyer may withdraw such recommendation as permitted by Section 6.02. In connection with seeking, and subject to, Buyer Stockholder Approval of the Merger, Buyer shall seek approval of its stockholders to amend and restate its Certificate of Incorporation as set forth in Exhibit B hereto and (ii) approve the new Equity Incentive Plan referred to in Section 7.03(h) hereof.

                  SECTION 6.06 Legal Conditions to Merger. (a) Seller and Buyer shall use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable law. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to discuss and, if appropriate, accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                  (b) Buyer and Seller agree to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer and Seller shall mutually direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, and shall afford each other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Seller nor Buyer shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

                  (c) Each of Seller and Buyer shall give any notices to third parties, and use their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

                  SECTION 6.07 Public Disclosure. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Buyer or Seller, may be required by law or the rules and regulations of Nasdaq.

                  SECTION 6.08 Reorganization. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  SECTION 6.09 Board of Directors and Officers. The Seller and Buyer agree that in connection with the Merger, at the Effective Time the Surviving Corporation's Board of Directors will be expanded to consist of ten members. As set forth in the Stockholder's Agreement, in connection with seeking Stockholder Approval of the Merger, the current members of the board of directors of the Buyer will propose the election of two directors (the "Buyer Designees"), the current members of the board of directors of the Seller will propose the election of three directors (the "Seller Designees") and the current members of the boards of directors of both Buyer and Seller shall propose the election of Barry R. Edwards, Charles Hsiao and Larry Hsu (the "Inside Directors"). The current members of the board of directors of Buyer shall designate one board observer and the current members of the board of directors of Seller shall designate one board observer (together, the "Board Observers") and the current members of the boards of directors of both Buyer and Seller shall propose the election of two persons mutually agreeable to Buyer and Seller which shall be independent directors (the "Independent Directors"). All such Buyer Designees, Seller Designees, Inside Directors and Independent Directors, to the extent elected, shall be elected effective as of the Effective Time. In addition to the foregoing, promptly following the Effective Time, the Board of Directors of the Surviving Corporation will elect the following persons as officers of the Surviving Corporation: (i) Charles Hsiao, Ph.D., as its Chairman of the Board and Co-Chief Executive Officer; (ii) Mr. Barry R. Edwards, as its Co-Chief Executive Officer; and (iii) Larry Hsu, Ph.D., as its President and Chief Operating Officer. Additionally, a Scientific and Medical Advisory Committee will be established to provide advice regarding new product concepts.

                  SECTION 6.10 Affiliate Agreements. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate"). Seller shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Seller in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller shall have delivered or caused to be delivered to Buyer, prior to or promptly following the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit F (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

                  SECTION 6.11 Nasdaq SmallCap Market Listing. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the Nasdaq SmallCap Market, subject to official notice of issuance, on or prior to the Closing Date.

                  SECTION 6.12 Stock Plans and Warrants. (a) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in the Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.05 after giving effect to the Merger).

                  (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Seller Stock Plans assumed in accordance with Section 2.05. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the warrants referred to in the provisos of Sections 5.01(b) and 5.02(b) hereof. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-3 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such warrants and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such warrants remain outstanding.

                  SECTION 6.13 Certain Employee Benefit Plan Obligations. Buyer and Seller shall continue to provide their respective standard health plans and benefits (including medical insurance, life insurance and disability plans) available to their respective employees until after the Closing Date, and in the ordinary course of business, the Surviving Company shall arrange for standard health plans and benefits to its employees.

                  SECTION 6.14 Indemnification, Exculpation and Insurance. (a) Buyer agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officer, employees or agents of Seller as provided in their respective Articles or Certificates of Incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of Seller shall be assumed by Buyer, shall survive the Merger and shall continue in full force and effect, without amendment, for six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall pay any expenses of any indemnified person under this Section 6.14 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under applicable law, but only to the extent any such indemnified person would otherwise have been entitled to such advance payments from Seller in the absence of the transactions contemplated hereby. Buyer shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Seller who become directors or officers of Buyer will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Buyer.

                  (b) In the event that either of the Surviving Corporation or Buyer or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 6.14.

                  (c) The provisions of this Section 6.14 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to , and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  (d) For six years after the Effective Time, Buyer or the Surviving Corporation shall maintain in effect the Buyer's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Buyers' directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to Buyer's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers.

                  (e) Buyer and Seller shall cause the Surviving Corporation or any successor thereto to comply with their respective obligations under this
Section 6.14.

                  SECTION 6.15 Brokers or Finders. Each of Buyer and Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the parties shall hold each other harmless with respect to any such fee which may be asserted in the future.

                  SECTION 6.16 Letters from Seller's Accountants. Seller shall use best efforts to cause to be delivered to Buyer and Seller a letter of PricewaterhouseCoopers LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  SECTION 6.17 Letter from Buyer's Accountants. Buyer shall use best efforts to cause to be delivered to Seller and Buyer a letter of PricewaterhouseCoopers LLP, Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  SECTION 6.18 Control of Operations. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller prior to the Effective Time. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                  SECTION 6.19 Seller Tax Returns After Closing. The Surviving Corporation shall be responsible for the preparation and filing of any Tax Return that is required to be filed after the Closing and that includes the operations, assets or activities of Seller for Tax periods ending on or prior to the Closing. To the extent not adequately accrued or reserved for on the books and records of Seller, the Stockholders shall pay to Buyer the amount of such Taxes of Seller with respect to such periods no later than fifteen (15) days prior to the date payment for such Taxes are due.

                  SECTION 6.20 Seller's Voting Proxies. Concurrently with the execution and delivery of this Agreement, Seller shall deliver to Buyer Irrevocable Proxy and Voting Agreements substantially in the form attached hereto as Exhibit E, evidencing approval of this Agreement, and the Merger contemplated herein, signed by at least (i) a majority of the outstanding shares of Seller Common Stock, (ii) a majority of the outstanding shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and
(iii) a majority of the outstanding shares of Seller Series D.

                  SECTION 6.21 Conversion Letters. Concurrently with the execution and delivery of this Agreement:

                  (a) Buyer shall have received a copy of a letter from the holders of at least a majority of the Seller Series A, Seller Series B, Seller Series C and Seller Series D agreeing to convert at the Effective Time each respective class of stock in accordance with the terms of this Agreement; and

                  (b) Seller shall have received a copy of a letter from the holders of at least a majority of the Buyer Series C Preferred and Buyer Series D Preferred Stock agreeing to convert at the Effective Time each respective class of stock in accordance with the terms of this Agreement.


                                   ARTICLE VII

                              CONDITIONS TO MERGER

                  SECTION 7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approvals. (i) The Seller Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of (1) a majority of the shares of Seller Common Stock, (2) a majority of the shares of Seller Series A, Seller Series B and Seller Series C, voting together as one class, and
                           (3) a majority of the shares of Seller Series D, all as outstanding on the record date for the Seller Meeting, at which a quorum is present and (ii) the Buyer Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Buyer Common Stock and Buyer Preferred Stock, voting as a single class, and the holders of a majority of the Series D Preferred Stock, voting as a class, all as outstanding on the record date for the Buyer Meeting, at which a quorum is present. Buyer shall have adopted, and shall have received Stockholder Approval of the adoption of, the Equity Incentive Plan referred to in Section 7.03(h) hereof and the amended and restated Certificate of Incorporation attached hereto as Exhibit B.

                  (b)      Approvals. Other than the filing provided for by
                           Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods, including those imposed by any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or Seller Material Adverse Effect shall have been filed, been obtained or occurred.

                  (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (e) Nasdaq SmallCap Market Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq SmallCap Market, subject only to official notice of issuance.

                  SECTION 7.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

                  (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Seller Material Adverse Effect"), individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect or a material adverse effect upon the ability of Seller to consummate the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

                  (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

                  (c) Permits and Licenses. All permits, licenses, product approval applications and other governmental authorizations required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses, applications and authorizations subsequent to the Effective Time shall have been obtained; except where the lack of such permits, licenses, applications and other governmental authorizations or approvals for same shall not have, individually or in the aggregate, a Seller Material Adverse Effect.

                  (d) Dissenting Shareholders. The holders of not more than 10% of the outstanding aggregate value of the Seller Common Stock and Seller Preferred Stock (value based on the number of shares of Buyer Common Stock such holders would have received upon the consummation of the Merger) shall have perfected dissenter's rights under applicable law.

                  (e) Stockholder's Agreement. The Seller Stockholders set forth on Schedule 7.02(e) hereto and the persons set forth on Schedule 7.02(e) hereto shall have entered into a Stockholders' Agreement, substantially in the form of Exhibit G hereto, pursuant to which such persons will agree to vote their shares of Buyer Stock in favor of the election as directors of the Surviving Corporation of (i) the Buyer Designees,
                           (ii) the Seller Designees, (iii) the Inside
                           Directors, and (iv) the Outside Directors, as well as the appointment of the Board Observers, for a period of three years after the Effective Date.

                  (f) Fairness Opinion. Buyer shall have received from Gruntal & Co. L.L.C. ("Gruntal") an opinion, dated within two business days of the date of the Proxy Statement, to the effect that, as of the date thereof, the consideration to be paid in the Merger is fair, from a financial point of view, to Buyer and the stockholders of Buyer, and Gruntal shall not have withdrawn such opinion on or prior to the Closing Date.

                  (g) Irrevocable Proxy and Voting Agreements. The Irrevocable Proxy and Voting Agreements shall be in full force and effect.

                  (h) General Corporate Opinion. Buyer shall have received the written opinion of Law Offices of Laurie Miller, counsel to Seller, as to the due organization of Seller and the corporate authority of Seller to enter into this Agreement and that the shares of Seller Stock to be acquired in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Seller and such other matters as shall be mutually agreed upon between Buyer and Seller.

                  (i) Environmental Assessment. Buyer shall have received a satisfactory Phase I Environmental Report on Seller's Hayward, California premises, dated June 9, 1997.

                  (j) Consents. Buyer shall have received all consents required for the consummation of the Merger under any agreement, contract or license described in any exhibit or schedule hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract or license after the Merger, shall have been obtained. With respect to any contract or agreement, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, and if Buyer waives, in its sole discretion, the requirement that such consent be obtained prior to the Closing Date, the Seller shall deliver to Buyer written documentation setting forth arrangements for the transfer of the economic benefits of such contract or agreement to Company as of the Effective Time under terms and conditions acceptable to Buyer.

                  (k) Election of Directors. The stockholders of the Surviving Corporation shall have elected the directors in accordance with Section 6.09 hereof and the Stockholder's Agreement.

                  (l) Election of Officers. Buyer shall have received the written consent of the Board of Directors of the Surviving Corporation, electing the officers designated in Section 6.09 hereof.

                  (m) Hsiao Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Charles Hsiao, substantially in the form attached hereto as Exhibit H, duly executed by each of the Surviving Corporation and Dr. Hsiao.

                  (n) Hsu Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Larry Hsu, substantially in the form attached hereto as Exhibit I, duly executed by each of the Surviving Corporation and Dr. Hsu.

                  (o) Edwards Employment Agreement. Buyer shall have received a copy of an Employment Agreement, between the Surviving Corporation and Barry R. Edwards, substantially in the form attached hereto as Exhibit J, duly executed by each of the Surviving Corporation and Mr. Edwards.

                  (p) Escrow Agreements. Buyer shall have received executed Escrow Agreements from the Escrow Agent and each of the Seller Stockholders, substantially in the form attached hereto as Exhibit D.

                  SECTION 7.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct (without giving effect as to any limitation as to "materiality" or "Buyer Material Adverse Effect", individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the ability of Buyer to consummate the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

                  (c) Permits and Licenses. All permits, licenses, product approval applications and governmental authorization required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses, applications and authorizations subsequent to the Effective Time shall have been obtained; except where lack of such permits, licenses, applications and other governmental authorizations or approvals for same shall not have, individually or in the aggregate, a Seller Material Adverse Effect.

                  (d) Dissenting Shareholders. The holders of not more than 10% of the outstanding aggregate value of the Buyer Common Stock and Buyer Preferred Stock (value based in the case of Buyer Preferred Stock on the number of shares of Buyer Common Stock such holders would have received upon the consummation of the Merger) shall have perfected dissenter's rights under applicable law.

                  (e) General Corporate Opinion. Seller shall have received the written opinion of Fulbright & Jaworski L.L.P., counsel to Buyer, as to the due organization of

                           Buyer and the corporate authority of Buyer to enter into this Agreement and that the shares of Buyer Common Stock to be issued in the Merger have been duly authorized, validly issued and are fully paid and non-assessable shares of the capital stock of Buyer and such other matters as shall be mutually agreed upon between Buyer and Seller.

                  (f) Stockholder's Agreement. The stockholders of Buyer set forth on Schedule 7.03(f) hereto shall have entered into a Stockholder's Agreement, substantially in the form of Exhibit G hereto, pursuant to which such persons will agree to vote their shares of Buyer Stock in favor of the election as directors of the Surviving Corporation of (i) the Buyer Designees,
                           (ii) the Seller Designees, (iii) the Inside
                           Directors, and (iv) the Outside Directors, as well as the appointment of the Board Observers, for a period of three years after the Effective Date.

                  (g) Consents. Seller shall have received all consents required for the consummation of the Merger under any agreement, contract or license described in any exhibit or schedule hereto or referred to herein, or for the continued enjoyment by the Surviving Corporation of the benefits of any such agreement, contract or license after the Merger, shall have been obtained. With respect to any contract or agreement, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, and if Buyer waives, in its sole discretion, the requirement that such consent be obtained prior to the Closing Date, the Buyer shall deliver to Seller written documentation setting forth arrangements for the transfer of the economic benefits of such contract or agreement to Company as of the Effective Time under terms and conditions acceptable to Buyer.

                  (h) Adoption of New Equity Plan. Buyer's Board of Directors, and its shareholders shall have duly adopted an Equity Incentive Plan, mutually agreeable to Buyer and Seller, with 3,000,000 shares of Buyer's Common Stock reserved for issuance thereunder, and Seller shall have received an officer's certificate from Buyer, duly signed by the President and Chief Executive Officer of Buyer to such effect.

                  (i) Election of Directors. The stockholders of the Surviving Corporation shall have elected the directors in accordance with Section 6.09 hereof and the Stockholder's Agreement.

                  (j) Election of Officers. Seller shall have received the written consent of the Board of Directors of the Surviving Corporation, electing the officers designated in Section 6.09 hereof.

                  (k) Hsiao Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Charles Hsiao, substantially in the form attached hereto as Exhibit H, duly executed by each of the Surviving Corporation and Dr. Hsiao.

                  (l) Hsu Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Dr. Larry Hsu, substantially in the form attached hereto as Exhibit I, duly executed by each of the Surviving Corporation and Dr. Hsu.

                  (m) Edwards Employment Agreement. Seller shall have received a copy of an Employment Agreement, between the Surviving Corporation and Barry R. Edwards, substantially in the form attached hereto as Exhibit J, duly executed by each of the Surviving Corporation and Mr. Edwards.

                   (n) Environmental Assessment. Seller shall have received a Phase I Environmental Report on Buyer's Philadelphia, Pennsylvania premises showing no Environmental Conditions which would be reasonably likely to have a Buyer Material Adverse Effect.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

                  SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or Buyer:

                  (a)      by mutual written consent of Buyer and Seller; or

                  (b) by either Buyer or Seller if the Merger shall not have been consummated by November 30, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (d) by (i) Buyer or Seller if at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained or (ii) by Buyer or Seller if at the Buyer Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

                  (e) (i) by Buyer, if (aa) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger; (bb) after the receipt by Seller of a Seller Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within 10 business days after its receipt of Buyer's request; (cc) the Board of Directors of Seller shall have recommended to the stockholders of Seller a Seller Acquisition Proposal; (dd) a tender offer or exchange offer for 10% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; or (ee) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

                           (ii) by Seller, if (aa) the Board of Directors of Buyer shall have withdrawn or modified its recommendation of this Agreement or the Merger; (bb) after the receipt by Buyer of a Buyer Acquisition Proposal, Seller requests in writing that the Board of Directors of Buyer reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Buyer fails to do so within 10 business days after its receipt of Seller's request; (cc) the Board of Directors of Buyer shall have recommended to the stockholders of Buyer a Buyer Acquisition Proposal; (dd) a tender offer or exchange offer for 10% or more of the outstanding shares of Buyer Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Buyer recommends that the stockholders of Buyer tender their shares in such tender or exchange offer; or (ee) for any reason Buyer fails to call and hold the Buyer Meeting by the Outside Date; or

                  (f) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this

                           Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and
                           (ii) shall not have been cured within 5 days following receipt by the breaching party of written notice of such breach from the other party; or

                  (g) by Seller if the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger because it has accepted a Seller Superior Proposal and Seller has paid Buyer's expenses pursuant to Section 8.03(b); or

                  (h) by Buyer if the Board of Directors of Buyer shall have withdrawn or modified its recommendation of this Agreement or the Merger because it has accepted a Buyer Superior Proposal and Buyer has paid Seller's expenses pursuant to Section 8.03(c).

                  SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.04 and 8.03; provided that any such termination shall not limit liability for any wilful breach of this Agreement; and provided further that the provisions of Sections 5.04 and 8.03 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

                  SECTION 8.03 Fees and Expenses. (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

                  (b) Seller shall pay Buyer up to $500,000 as reimbursement for expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Buyer pursuant to (i) Section 8.01(e) (i); (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a); (iii) Section 8.01(f), as a result of Seller's breach of any representation, warranty, covenant or agreement; or (iv) Section 8.01(g).

                  (c) Buyer shall pay Seller up to $500,000 as reimbursement for expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Seller pursuant to (i) 8.01(e)(ii); (ii)
Section 8.01(b) as a result of the failure to satisfy the condition set forth in
Section 7.03(a); (iii) Section 8.01(f), as a result of Buyer's breach of any representation, warranty, covenant or agreement; or (iv) Section 8.01(h).

                  (d) In addition to the expenses specified above, Seller shall pay Buyer a termination fee of $500,000 upon the earliest to occur of the following events:

                           (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e)(i) or by Seller pursuant to Section 8.01(g); or

                           (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, provided at the time of such breach, Seller shall have received a Seller Acquisition Proposal.

                  (e) In addition to the expenses specified above, Buyer shall pay Seller a termination fee of $500,000 upon the earliest to occur of the following events:

                           (i) the termination of this Agreement by Seller pursuant to Section 8.01(e)(ii) or by Buyer pursuant to Section 8.01(h);

                           (ii) the termination of this Agreement by Seller pursuant to Section 8.01(f) after a willful breach by Buyer of this Agreement, provided at the time of such breach, Buyer shall have received a Buyer Acquisition Proposal; or

                           (iii) the termination of the Agreement by Seller pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Buyer Voting Proposal by the stockholders of Buyer at the Buyer Meeting if, at the time of such failure, there shall have been announced a Buyer Acquisition Proposal relating to Buyer which shall not have been absolutely and unconditionally withdrawn and abandoned.

                  (f) In addition to the fees and expenses specified above, Buyer shall pay Seller a termination fee of $500,000 in the event of termination of this Agreement by Buyer or Seller pursuant to Section 8.01(d)(ii).

                  (g) The expenses and fees, if applicable, payable pursuant to
Section 8.03(b), 8.03(c), or 8.03(d) shall be paid within ten (10) business days after the first to occur of the events described in Section 8.03(b), 8.03(c), or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

                  SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  SECTION 9.01 General. From and after the Closing, the parties shall indemnify each other as provided in this Article IX. For the purposes of this Article IX, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing; provided, however, that the Seller Disclosure Schedules and the Buyer Disclosure Schedules may be updated at the Closing by Buyer or Seller, as the case may be, and the indemnity provided hereunder shall be applicable with respect to the matters set forth therein, as so updated. No disclosure contained in the updated Seller Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, shall be deemed a waiver of Buyer's or the Seller's representations and warranties made on the date hereof with respect to the conditions to closing set forth in Sections 7.01, 7.02 and 7.03 hereof; provided, however, that any updates contained in the Seller Disclosure Schedules or the Buyer Disclosure Schedules that were permitted pursuant to Section 9.01 hereof shall not give either party the right to terminate this Agreement pursuant to Article VIII hereof.

                  SECTION 9.02 Certain Definitions. As used in this Article IX, the following terms shall have the indicated meanings:

                  (a) "Damages" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals, actually sustained or incurred by an Indemnified Party in connection with the defense or investigation of any claim (after giving effect to any insurance proceeds actually received by an Indemnified Party and it being understood that to the extent any such Damages have been reserved for by the Seller or Buyer on the Financial Statements or the Interim Financial Statements in accordance with GAAP, the amount of such reserve shall be deducted from the Damages sustained by a Buyer Indemnitee or Seller Indemnitee, as the case may be).

                  (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article IX.

                  (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this
                           Article IX to another party hereto.

                  (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

                  SECTION 9.03 (a) The Seller Stockholder's Indemnification Obligations. Each of the Seller Stockholders shall jointly and severally indemnify, save and keep the Surviving Corporation, each of its subsidiaries (if any) and their respective successors and permitted assigns (each a "Buyer Indemnitee" and collectively the "Buyer Indemnitees") harmless against and from all Damages sustained or incurred by any Buyer Indemnitee, as a result of or arising out of: (i) any inaccuracy in or breach of any representation and warranty made by the Seller to the Buyer herein or in any Transaction Documents;
(ii) any breach by the Seller, or the Seller Stockholders' Agent of, or failure of the Seller, or the Seller Stockholders' Agent to comply with, any of the covenants or obligations under this Agreement or the Transaction Documents to be performed by the Seller or the Seller Stockholders' Agent (including without limitation the Seller Stockholders' obligations under this Article IX); (iii) any and all Environmental Liabilities arising out of or in connection with: (aa) any and all Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at, or underlying any properties owned or operated by the Seller, (bb) any acts or omissions of the Sellers relating to the operation of the business on or prior to the Closing Date resulting in a violation or alleged violation of Environmental Laws, or (cc) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by the Seller on or prior to the Closing Date; and (iv) except to the extent of the reserve for Taxes established on the books and records of Seller, any and all Taxes that may be imposed upon or assessed against Buyer or any of its Affiliates with respect to Taxes of Seller for any Pre-Closing Period.

                  (b) The Buyer Indemnification Obligations. The Surviving Corporation shall indemnify, save and keep the Seller Stockholders and their respective successors and permitted assigns (each a "Seller Indemnitee" and collectively the "Seller Indemnitees") harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of: (i) any inaccuracy in or breach of any representation and warranty made by the Buyer to the Seller herein or in any Transaction Documents; (ii) any breach by the Buyer of, or failure of the Buyer to comply with, any of the covenants or obligations under this Agreement or the Transaction Documents to be performed by the Buyer (including without limitation the Buyer's obligations under this Article IX); (iii) any and all Environmental Liabilities arising out of or in connection with: (aa) any and all Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at, or underlying any properties owned or operated by the Buyer, (bb) any acts or omissions of the Buyers relating to the operation of the business on or prior to the Closing Date resulting in a violation or alleged violation of Environmental Laws, or (cc) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by the Buyer on or prior to the Closing Date; and (iv) except to the extent of the reserve for Taxes established on the books and records of Buyer, any and all Taxes that may be imposed upon or assessed against Seller or any of its Affiliates with respect to Taxes of Buyer for any Pre-Closing Period.

                  (c) For purposes of calculating the Tax liabilities pursuant to Section 9.03(a)(iv) and 9.03(b)(iv), (i) the allocation of Taxes for a Straddle Period between the Pre-Closing Period and the Post- Closing Period shall be made on the basis of an interim Closing of the books as of the end of the Closing Date; (ii) any Tax resulting from any transaction undertaken pursuant to or contemplated by this Agreement is attributable to the Pre-Closing Period; and (iii) in the case of any franchise Taxes based on capitalization, debt or shares of stock authorized, issued and outstanding and ad valorem Taxes, attributable to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Period shall be the pro rata portion of the amount of such Taxes based on the number of days in the period ending on the Closing Date. For purposes of this Agreement, (x) "Pre-Closing Period" means a taxable period or portion thereof that ends on or prior to the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on (and includes) the Closing Date shall constitute a Pre- Closing Period; (y) "Post-Closing Period" means any taxable period or portion thereof that is not a Pre-Closing Period; and (z) "Straddle Period" means a taxable period beginning on or prior to the Closing Date and ends after the Closing Date.

                  SECTION 9.04 Limitation on Indemnification Obligations; Offset; Reservation of Stock. (a) All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen months from the Effective Date (the "Survival Period"). A claim by a Buyer Indemnitee or Seller Indemnitee for indemnification under this Article IX must be asserted within the Survival Period.

                  (b) Notwithstanding anything to the contrary contained herein,
(i) an Indemnified Party shall only be entitled to indemnification pursuant to
Section 9.03 hereof once such Indemnified Party's aggregate claims for indemnification exceed $100,000, but after such claims exceed such amount, such Indemnified Party shall be entitled to seek indemnification for all indemnification claims from the first dollar of Damages; (ii) the indemnification obligations of the Seller Stockholders pursuant to Section 9.03(a) hereof shall be limited to the amount deposited by the Seller Stockholders into the Escrow and the Buyer Indemnities shall not be entitled to pursue any claims for indemnification against the Seller Stockholders directly or personally and the sole recourse of the Buyer Indemnities shall be to make claims against the Escrow in accordance with the terms of the

Escrow Agreement; and (iii) the indemnification obligations of the Surviving Corporation pursuant to Section 9.03(b) hereof shall be limited to 1,020,405 shares of Common Stock of the Surviving Corporation, and the Seller Indemnities shall not be entitled to pursue any claims for indemnification against the Surviving Corporation except pursuant to, and the sole recourse of the Seller Indemnities shall be to make claims in accordance with, the terms of this
Article IX.

                  (c) Any claim by the Buyer Indemnitees against the Seller Stockholders for recovery of indemnifiable damages shall be paid to the Surviving Corporation in accordance with the terms of the Escrow Agreement. Any such payment shall be based on the value of the Escrow Shares, based on the Average Value of such shares on the date of the final determination of the claim. "Average Value" shall mean the average of the daily closing prices of Buyer Common Stock on the Nasdaq Small Cap Market for the ten consecutive trading days ending on the second trading day immediately prior to the date of the final determination of the claim.

                  (d) Any claim by the Seller Indemnities against the Buyer for recovery of indemnifiable damages shall be payable only in shares of Buyer Common Stock. The Buyer hereby agrees that it will keep 1,020,405 shares of its Buyer Common Stock (the "Reserved Shares") reserved and available in order to indemnify the Seller Indemnitees to the extent required pursuant to this Article
IX. In the event that any Reserved Shares are issued, they shall be issued at a price equal to the Average Value (as defined in subparagraph (c) above) of such shares on the date of the final determination of the indemnification claim.

                  SECTION 9.05 Cooperation. Subject to the provisions of Section 9.07, the Indemnified Party shall have the right, at its own expense to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

                  SECTION 9.06 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

                  SECTION 9.07 Indemnification Claims Procedures. (a) Promptly following the receipt of notice by an Indemnified Party of a Third Party Claim which the Indemnified Party believes may result in a demand against the Escrow or the Reserved Shares, as the case may be, the Indemnified Party shall notify the Indemnifying Party (which may be the Seller Stockholder Agent, in the case of notification to the Seller Indemnitees) of such claim in accordance with the provisions of the Escrow Agreement. The party receiving the notice of the Third Party Claim shall notify the other party hereto of such Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is substantially prejudiced as a result of the failure to give such notice. Within fifteen (15) business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim and whether it believes, in good faith, that it has justifiable cause to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein (and if so, the justification therefor). If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing, without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party elects not to defend the Third Party Claim or fails to pursue such Third Party Claim diligently, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. If the Indemnified Party elects to undertake and control the defense in accordance with this Section 9.07, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. In any action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section 9.07(a), the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount of or nature of any such settlement. Notwithstanding the foregoing, the Indemnifying Party shall not forfeit its right to contest its obligation to indemnify hereunder by not defending the party who may be entitled to such indemnification. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

                  (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the Indemnified party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article IX. Notwithstanding the foregoing, no settlement of any Third Party Claim without the prior written consent of the Indemnifying Party shall be determinative of the validity of any claim that the Indemnified Party is entitled to indemnification hereunder.

                  (c) No Third Party Claim will be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided, however, that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified party refuses to consent to a bona fide offered settlement which the Indemnifying party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article IX, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.

                  (d) The Seller Stockholders and Seller hereby acknowledge and agree that the Seller Stockholders will control the Surviving Corporation after the Merger. Such parties further acknowledge and agree that the indemnification rights set forth in Section 9.03(a) shall be for the benefit of all stockholders of the Buyer and the Surviving Corporation and the duties and responsibilities of the foregoing parties with respect to the Surviving Corporation are to act in the best interest of all shareholders of the Surviving Corporation.

                  SECTION 9.08 Seller Stockholder Agent. (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Seller Stockholder, a committee (the "Committee") consisting of Dr. Larry Hsu and Dr. Charles Hsiao shall be appointed as agents and attorneys-in-fact (collectively, the "Seller Stockholder Agent") for each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law). The Seller Stockholder Agent, for and on behalf of Seller Stockholders, shall have the power to take any and all actions required to be taken by the Seller Stockholders pursuant to this Agreement or the Escrow Agreement including, without limitation, the power to give and receive notices and communications, to enter into and perform the Escrow Agreement, to make claims for indemnification against Buyer, to authorize delivery to Buyer of Buyer Common Stock or Preferred Stock or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary appropriate or in the judgment of Seller Stockholder Agent for the accomplishment of the foregoing. The Seller Stockholder Agent shall act by unanimous vote or unanimous written action or consent of the members of the Committee. Effective upon the approval of this Agreement by the Seller Stockholders, the Seller Stockholders individually shall have no power or authority to take any actions against Buyer or otherwise pursuant to this Agreement or the Escrow Agreement, and all actions of the Seller Stockholders, whether pursuant to this Agreement or the Escrow Agreement, must be taken solely by the Seller Stockholder Agent.

                  (b) Buyer shall have no liability of any kind to any Seller Stockholder as a result of or arising out of any action taken or not taken by the Seller Stockholder Agent at any time under this Agreement or the Escrow Agreement and each Seller Stockholder hereby releases Buyer from any such liability. Buyer may conclusively rely, without any obligation of investigation or inquiry of any kind, on any action taken by the Seller Stockholder Agent as having been fully authorized and approved by all necessary action by each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law).

                                    ARTICLE X

                                  MISCELLANEOUS

                  SECTION 10.01 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of Buyer and Seller in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of eighteen months following the Effective Time. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

                  SECTION 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by Federal Express to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer, to

                                    Global Pharmaceutical Corporation
                                    Castor & Kensington Avenues
                                    Philadelphia, PA 19124
                                    Attn:   President


                           with a copy to:

                                    Fulbright & Jaworski L.L.P.
                                    666 Fifth Avenue
                                    New York, NY 10103
                                    Attn:   Sheldon G. Nussbaum, Esq.


                  (b)      if to Seller, to

                                    Impax Pharmaceuticals, Inc.
                                    30831 Huntwood Avenue
                                    Hayward, CA 94544
                                    Attn:   President
                           with a copy to:

                                    Law Offices of Laurie Miller
                                    1735 E. Bayshore Road, Suite 29A
                                    Redwood City, CA 94063
                                    Attn: Laurie A. Miller, Esq.

                  SECTION 10.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided in Section 9.01 (with respect to Sections 2.01, 2.02, 2.03, 6.10, 6.11, 6.13, 6.14, 6.21 and
this Article X) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

                  SECTION 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

                  SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties provided that Buyer may assign its rights hereunder to a Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  SECTION 10.08 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  SECTION 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of California or of any California state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than a court of the United States located in the State of California or a California state court.

                  SECTION 10.10 No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

                  SECTION 10.11 Attorney's Fees. In the event that any action or proceeding, including arbitration, is commenced by either party hereto for the purpose of enforcing any provision of this Agreement, the successful or prevailing party shall recover reasonable attorney's fees and other costs incurred in such action or proceeding.

                  IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                      IMPAX PHARMACEUTICALS, INC.



                                      By:  /s/ Charles Hsiao
                                         -------------------------------------

                                     GLOBAL PHARMACEUTICAL CORPORATION



                                     By: /s/ Barry R. Edwards
                                        ---------------------------------------